EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

by and among

TUCOWS (DELAWARE) INC.
(a Delaware corporation),

TUCOWS (NEVADA) INC.
(a Nevada corporation),

MAILBANK.COM INC.
(a Nevada corporation),

RAWLEIGH H. RALLS, IV as the Stockholders’ Representative

and

The Stockholders Identified on the Signature Page Hereof

Dated as of June 15, 2006

i

3.13	Intellectual Property	16
3.14	Absence of Certain Changes or Events	22
3.15	Contracts	22
3.16	Litigation	24
3.17	Employee Benefits	24
3.18	Related Party Transactions	26
3.19	Brokers or Finders	26
3.20	Customers	26
3.21	Completeness of Disclosure	26
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	27
4.1	Organization and Good Standing	27
4.2	Capital Structure	27
4.3	Authority and Enforceability	27
4.4	No Conflicts; Authorizations	28
4.5	SEC Filings; Financial Statements	28
4.6	Reporting Status; Eligibility to Use Form S-3	29
4.7	Interim Operations of the Merger Sub	29
4.8	Financing	29
ARTICLE V	COVENANTS	29
5.1	Conduct of Business	29
5.2	Access to Information	30
5.3	Resignations	30
5.4	Termination of Employees and Employee Benefit Plans	30
5.5	Termination of Real Estate Leases	31
5.6	Options	31
5.7	Domain Names	31
5.8	Consents	31
5.9	Notification of Certain Matters	31
5.10	Exclusivity	32
5.11	Company Stockholders Approval	32

5.12	FIRPTA Certificate	32
5.13	Registration of Securities	33
5.14	Post-Closing Audit	33
5.15	Employee Matters	33
ARTICLE VI	COVENANTS OF THE COMPANY AND PARENT	33
6.1	Public Announcements	33
6.2	Expenses	34
6.3	Further Assurances	34
6.4	Continued Eligibility to Use Form S-3	34
ARTICLE VII	CONDITIONS TO MERGER	34
7.1	Conditions to Obligations of Parent and Merger Sub to Effect the Merger	34
7.2	Conditions to Obligation of the Company to Effect the Merger	35
ARTICLE VIII	TERMINATION	36
8.1	Termination	36
8.2	Effect of Termination	37
8.3	Remedies	37
ARTICLE IX	INDEMNIFICATION	37
9.1	Survival	37
9.2	Indemnification by Company Stockholders	38
9.3	Third Party Claims	41
9.4	Non-Third Party Claims	43
9.5	Effect of Investigation; Waiver.	43
9.6	Adjustments	44
9.7	Exclusive Post-Closing Remedy	44
9.8	Liability Limitations	44
ARTICLE X	MISCELLANEOUS	44
10.1	Notices	44
10.2	Amendments and Waivers	45
10.3	Stockholder Representative	46
10.4	Successors and Assigns	47

10.5	Governing Law	47
10.6	Consent to Jurisdiction	47
10.7	Counterparts	47
10.8	Third Party Beneficiaries	47
10.9	Entire Agreement	48
10.10	Captions	48
10.11	Severability	48
10.12	Specific Performance	48
ARTICLE XI	DEFINITIONS	48
11.1	Definitions	48
11.2	Other Defined Terms	50
11.3	Interpretation	53
11.4	Guaranty	54

EXHIBITS

Form of Parent Note	Exhibit A
Form of Interim Parent Note	Exhibit B
Form of Transmittal Letter	Exhibit C
Form of FIRPTA Certificate	Exhibit D
Form of Legal Opinion of Stradling Yocca Carlson & Rauth	Exhibit E
Form of Morgan, Lewis & Bockius	Exhibit F
Form of Joinder to Agreement and Plan of Merger	Exhibit G

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”), dated as of June 15, 2006, is by and among Tucows (Delaware) Inc., a Delaware corporation (“Parent”), Tucows (Nevada) Inc., a Nevada corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Mailbank.com Inc., a Nevada corporation (the “Company”), Rawleigh H. Ralls, IV, solely in his capacity as representative of the Company Stockholders (the “Stockholders’ Representative”), the stockholders of the Company identified on the signature page hereto (collectively with any stockholders delivering a Joinder to Agreement and Plan of Merger in accordance with the terms of this Agreement, the “Principal Stockholders”) and, solely with respect to Section 11.4, Tucows Inc., a Pennsylvania corporation and parent company of Parent (“Tucows”). Capitalized terms used in this Agreement are defined in Section 11.1, or in the applicable Section of this Agreement to which reference is made in Section 11.1.

RECITALS:

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company deem it advisable and in the best interests of their respective stockholders to consummate the business combination provided for herein;

WHEREAS, the Board of Directors of the Company has determined to recommend to the stockholders of the Company the adoption of this Agreement;

WHEREAS, concurrently with the execution of this Agreement and as an inducement to Parent to enter into this Agreement, each Principal Stockholder shall execute a stockholder consent voting its shares in favor of the transactions contemplated hereby.;

WHEREAS, Parent, as the sole stockholder of Merger Sub, has adopted this Agreement; and

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1           The Merger. Subject to the terms and conditions of this Agreement and the Certificate of Merger in such form as is required by the relevant provisions of the Nevada Revised Statutes (the “NRS”), at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease (the “Merger”). As a result of the Merger, the outstanding shares of capital stock of Merger Sub and the Company shall be converted or canceled in the manner provided in Article II of this Agreement, the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving corporation following the Merger (the “Surviving Corporation”). The Surviving Corporation shall, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or Merger Sub, in order to consummate the transactions contemplated by this Agreement.

1.2           Closing; Effective Time. The closing of the Merger (the “Closing”) shall take place at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania 19103, at 11:59 p.m. on the day containing the Effective Time, which shall occur on a date to be specified by the parties which shall be no later than two Business Days after satisfaction (or waiver as provided herein) of the conditions set forth in Article VII (other than those conditions that by their nature will be satisfied at the Closing), unless another time, date and/or place is agreed to in writing by the parties. The date upon which the Closing occurs is herein referred to as the “Closing Date.”  Simultaneously with, or as soon as practicable following, the Closing, the Company as the surviving corporation shall file the Articles of Merger with the Secretary of State of the State of Nevada as provided in NRS 92A.200. The Merger shall become effective at such time as the Articles of Merger are so filed or at such later time as is set forth in the Articles of Merger, if different, which time is hereinafter referred to as the “Effective Time.”

1.3           Effects of the Merger.

(a)           At and after the Effective Time, the Merger shall have the effects specified in NRS 92A.250.

(b)           At the Effective Time, the Articles of Incorporation of the Company shall be amended and restated in its entirety to be identical to the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that Article I of the Articles of Incorporation shall read: “The name of this corporation is Tucows (Nevada) Inc.”  As so amended and restated, the Articles of Incorporation of the Company shall be the Articles of Incorporation of the Surviving Corporation, until amended thereafter in accordance with applicable Law.

(c)           At the Effective Time, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation (except that all references to Merger Sub in the Bylaws of the Surviving Corporation shall be changed to reflect the name change of Merger Sub), until amended thereafter in accordance with applicable Law.

1.4           Directors and Officers. The individuals whose names are set forth on Schedule 1.4 shall be the initial directors and officers of the Surviving Corporation at the Effective Time.

ARTICLE II

CONSIDERATION; CONVERSION OF SECURITIES

2.1           Effect on Company Capital Stock; Payment of Consideration. The aggregate amount to be paid by Parent on the Closing Date with respect to all outstanding shares of capital stock of the Company on a fully-diluted basis (such amount, the “Merger Consideration”) shall be equal to: (i) $7,000,000 in cash plus or minus, as applicable, the Estimated Working Capital Closing Adjustment, plus (ii) such number of unregistered shares of common stock of Tucows, no par value (the “Tucows Common Stock”), that equals 4.99% of the total number of outstanding shares on a fully-diluted basis of Tucows Common Stock on the Closing Date (the “Common Stock Merger Consideration”), plus (iii) a promissory note issued by Parent and payable to the Stockholders’ Representative on behalf of the Stockholders in the form of Exhibit A hereto (the “Parent Note”), with an aggregate principal amount equal to $6,000,000, plus (iv) a promissory note issued by Parent and payable to the Stockholders’ Representative on behalf of the Stockholders in the form of Exhibit B hereto (the “Interim Parent Note”), with an aggregate principal amount equal to (A) $5,000,000 minus (B) the value of the Common Stock Merger Consideration, based on the Closing Market Price; minus (v) the aggregate amount payable to the Optionholders pursuant to Section 2.4 below. The Merger Consideration is subject to adjustment after the Closing pursuant to Section 2.10 below. Schedule 2.1 hereto sets forth (a) an estimate of the amount of the Merger Consideration calculated pursuant to the formula set forth in this Section 2.1, and (b) an estimate of the amount of Merger Consideration payable to each Company Stockholder, and includes each Company Stockholder’s proportionate interest in the Parent Note and the Interim Parent Note. The parties will deliver an updated Schedule 2.1 as of the Closing Date.

2.2           Allocation of Merger Consideration. At the Effective Time, Parent shall remit the Merger Consideration as follows:

(a)           each share of common stock of the Company, par value $0.001 per share (the “Company Common Stock”), issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive (i) the Per Share Cash Merger Consideration; (ii) the Per Share Stock Merger Consideration, (iii) an amount equal to (A) the aggregate amount paid to the Stockholders’ Representative on behalf of the Company Stockholders under the Parent Note, divided by (B) the total number of shares of capital stock of the Company outstanding on the Closing Date on a fully-diluted basis, and (iv) an amount equal to (A) the aggregate amount paid to the Stockholders’ Representative on behalf of the Company Stockholders under the Interim Parent Note, divided by (B) the total number of shares of capital stock of the Company outstanding on the Closing Date on a fully-diluted basis. “Per Share Cash Merger Consideration” shall mean (A) $7,000,000 plus or minus, as applicable, the Estimated Working Capital Closing Adjustment, divided by (B) the total number of shares of capital stock of the Company outstanding on the Closing Date on a fully-diluted basis. “Per Share Stock Merger Consideration” shall mean that number of shares of Tucows Common Stock issued at Closing pursuant to Section 2.1 divided by the total number of shares of capital stock of the Company outstanding on the Closing Date on a fully-diluted basis;

(b)           each share of Company Common Stock held in the Company’s treasury (“Treasury Shares”) immediately prior to the Effective Time and each share owned by any subsidiary of the Company shall not represent the right to receive any Merger Consideration, and each such share shall be canceled and retired and shall cease to exist, and no cash, securities or other property shall be payable in respect thereof; and

(c)           each share of common stock of Merger Sub, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

2.3           Exchange of Certificates.

(a)           Promptly following the Closing, the Stockholders’ Representative shall mail to each holder of record of Company Common Stock a letter of transmittal in the form attached as Exhibit C hereto (the “Transmittal Letter”).

(b)           Upon surrender to the Stockholders’ Representative of a certificate or certificates representing all of such Company Stockholder’s outstanding shares of Company Common Stock (collectively, “Certificates”), together with a duly executed Transmittal Letter, each Company Stockholder shall be entitled to receive, in exchange therefor, a proportionate share of the Merger Consideration as set forth in Section 2.2 of this Agreement. Each Certificate so surrendered shall forthwith be canceled.

(c)           If any certificate representing shares of Tucows Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate(s) so surrendered shall be properly endorsed for transfer (or accompanied by an appropriate instrument of transfer) and shall otherwise be in proper form for transfer, and that the Person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for such shares of Tucows Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Parent that any such taxes have been paid or are not applicable.

(d)           Notwithstanding any other provision of this Article II, no fractional shares of Tucows Common Stock will be issued.

2.4           Cancellation of Options. In connection with the Merger, effective at the Effective Time, each Option without any payment therefor except as otherwise provided in this Section 2.4, shall be cancelled, and, prior to the Effective Time, the Board of Directors of the Company shall adopt appropriate resolutions and take all other actions necessary to terminate the Company’s 2000 Nonqualified Stock Option Plan (the “Company Option Plan”) and any individual option agreements outside of the Company Option Plan as of the Effective Time. Each holder of an Option (“Optionholder”) shall, prior to the Effective Date, deliver to the Company an option cancellation and waiver agreement and such other documents evidencing the surrender of such Options and release of claims related thereto in form and substance reasonably satisfactory to the Company and Parent, pursuant to which the Optionholder shall, among other things, agree to the cancellation of the Options at the Effective Time in exchange for the consideration set forth in this Section 2.4, and the waiver of any notice required under the Company Option Plan in connection therewith. As consideration for the delivery of such option cancellation agreement and waiver, each Optionholder shall be entitled to receive a payment in cash, at the Effective Time, equal to the amount set forth opposite such Optionholders’ name on Schedule 2.1 (such payment to be net of withholding Taxes required to be withheld and without interest).

2.5           Distributions with Respect to Unexchanged Shares of Company Common Stock. Notwithstanding any other provisions of this Agreement, no dividends or other distributions on shares of Tucows Common Stock shall be paid with respect to any share of Company Common Stock or other securities represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable Laws, following surrender of any such Certificate there shall be paid to the holder of certificates representing shares of Tucows Common Stock issued in exchange therefor, without interest, (a) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such shares of Tucows Common Stock and not paid, less the amount of any withholding taxes which are required thereon, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender thereof and a payment date subsequent to surrender thereof payable with respect to such shares of Tucows Common Stock, less the amount of any withholding taxes which are required thereon. No holder of unsurrendered Certificates shall be entitled, until the surrender of such Certificate, to vote the shares of Tucows Common Stock which such holder shall have the right to receive pursuant to this Article II.

2.6           No Further Ownership Rights in Company Common Stock. The payment to the stockholders of the Company (collectively, the “Company Stockholders”) of his, her or its proportionate share of the Merger Consideration shall be deemed to have been paid in full satisfaction of all rights pertaining to each share of Company Common Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented for transfer to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration payable in this Article II.

2.7           Lost Certificates. In the event any Certificate shall have been lost, stolen or destroyed, the Stockholders’ Representative shall, as a condition precedent to the disbursement of the Merger Consideration in respect of shares of Company Common Stock represented by such Certificate, require the owner of such lost, stolen or destroyed Certificate to make an affidavit of that fact on a Lost Certificate Affidavit and Indemnity Agreement in form and substance reasonably satisfactory to Parent and the Stockholders’ Representative.

2.8           Dissenters’ Rights.

(a)           Notwithstanding anything in this Agreement to the contrary, any shares of capital stock of the Company who shall have demanded and not lost or withdrawn, or who shall be eligible to demand, appraisal rights with respect to such shares of capital stock of the Company in the manner provided in the NRS (“Dissenting Shares”) shall not represent the right to receive the Merger Consideration. If any Company Stockholder shall fail to perfect or shall effectively withdraw or lose his right to appraisal and payment under the NRS, as the case may be, each share of Company Common Stock held by such Company Stockholder shall thereupon, in accordance with and subject to the provisions set forth in this Article II, represent the right to receive the Merger Consideration.

(b)           The Company shall give Parent prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other communications received by the Company in connection with any demands for appraisal. The Company shall not, except with the written consent of Parent, voluntarily make any payment with respect to any such demands. Parent shall have the right to control all negotiations and proceedings with respect to demands for appraisal, including the right to settle any such demands. To the extent that Parent or the Company makes any payment in respect of any Dissenting Shares, Parent shall be entitled to recover under Article IX hereof (i) the aggregate amount by which such payment exceeds the Merger Consideration and (ii) any other costs and expenses, including attorney fees and expenses, incurred in connection with investigating, defending and settling such demands for appraisal (the amounts in clauses (i) and (ii) collectively, “Dissenting Share Payments”).

2.9           Withholding. Parent shall be entitled to deduct and withhold from the consideration payable pursuant to this Agreement to any holder of shares of Company Common Stock or Dissenting Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986 (the “Code”) or any provision of applicable Tax Law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock or Dissenting Shares in respect of which such deduction and withholding was made by Parent.

2.10         Post-Closing Adjustment to the Merger Consideration. The Merger Consideration shall be subject to adjustment, if any, on a dollar for dollar basis as set forth below.

(a)           Estimated Working Capital Statement. Schedule 2.10 sets forth the estimated current assets minus current liabilities of the Company and its Subsidiaries (the “Working Capital”) as of (i) the Closing Date with respect to those liabilities arising outside the ordinary course of business (including for example employee bonuses, employee termination costs, lease termination costs, post-Closing Real Estate Lease operating costs and transaction expenses) and liabilities relating to employee healthcare and Real Estate Lease operating costs incurred during the period from the date hereof to the Closing Date, and (ii) the date hereof with respect to all other current assets and current liabilities (the “Estimated Working Capital”) prepared in good faith and in accordance with GAAP. To the extent that the Estimated Working Capital is less than $565,025 (the “Target Working Capital”), the cash portion of the Merger Consideration payable at Closing will be decreased by such deficiency. To the extent that the Estimated Working Capital is greater than the Target Working Capital, the cash portion of the Merger Consideration payable at Closing will be increased by such excess. Any adjustment to the Merger Consideration under this Section 2.10(a) shall be the “Estimated Working Capital Closing Adjustment.”

(b)           Working Capital Statement. Within 60 days after the Closing Date, Parent shall prepare and deliver to the Stockholders’ Representative a statement (the “Working Capital Statement”), setting forth Working Capital as of (i) the Closing Date with respect to those liabilities arising outside the ordinary course of business (including for example employee bonuses, employee termination costs, lease termination costs, post-Closing Real Estate Lease operating costs and transaction expenses) and liabilities relating to employee healthcare and Real Estate Lease operating costs incurred during the period from the date hereof to the Closing Date, and (ii) the date hereof with respect to all other current assets and current liabilities (the “Closing Working Capital”). The Working Capital Statement is to be prepared in accordance with GAAP.

(c)           Dispute. Within 30 days following receipt by the Stockholders’ Representative of the Working Capital Statement, the Stockholders’ Representative shall deliver written notice to Parent of any dispute it has with respect to the preparation or content of the Working Capital Statement. If the Stockholders’ Representative does not notify Parent of a dispute with respect to the Closing Working Capital within such 30-day period, such Closing Working Capital will be final, conclusive and binding on the parties hereto. In the event of such notification of a dispute, Parent and the Stockholders’ Representative shall negotiate in good faith to resolve such dispute. If Parent and the Stockholders’ Representative, notwithstanding such good faith effort, fail to resolve such dispute within 15 days after the Stockholders’ Representative advises Parent of its objections, then within 15 days thereafter Parent and the Stockholders’ Representative jointly shall engage a nationally recognized independent accounting firm mutually acceptable to the Stockholders’ Representative and Parent (the “Arbitration Firm”) to resolve such dispute. Within 30 days thereafter, Parent and the Stockholders’ Representative shall each prepare and submit a presentation to the Arbitration Firm. Within 30 days thereafter, Parent and the Stockholders’ Representative shall cause the Arbitration Firm to choose one of the parties’ positions based solely upon the presentation by Parent and the Stockholders’ Representative. The parties shall share all of the fees and expenses of the Arbitration Firm equally. All determinations made by the Arbitration Firm will be final, conclusive and binding on the parties. The Closing Working Capital as finally determined in accordance with this Section 2.10(c) shall be the “Final Working Capital.”

(d)           Access. For purposes of complying with the terms set forth in this Section 2.10, each party shall cooperate with and make available to the other parties and their respective representatives all information, records, data and working papers, and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Working Capital Statement and the resolution of any disputes thereunder. Any such information shared pursuant to this Section 2.10(d) shall be deemed “Confidential Information” for purposes of that certain Confidentiality Agreement.

2.11         Adjustment. If Final Working Capital are less than the Estimated Working Capital, the principal amount of the Parent Note will be adjusted downward by the amount of such shortfall, and the Stockholders’ Representative shall promptly deliver to Parent the Parent Note in exchange for a new Parent Note with such adjusted principal amount. If Final Working Capital are greater than the Estimated Working Capital, the principal amount of the Parent Note will be adjusted upward by the amount of such excess, and the Stockholders’ Representative shall promptly deliver to Parent the Parent Note in exchange for a new Parent Note with such adjusted principal amount.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date as follows:

3.1           Organization and Good Standing.

(a)           The Company is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification. Schedule 3.1(a) lists each jurisdiction in which the Company is qualified to do business.

(b)           The Company has complied with and is not in default under its Charter Documents. Schedule 3.1(b) sets forth each of the Charter Documents of the Company, as in effect on the date of this Agreement and as of the Closing Date, which Charter Documents were previously provided to Parent. “Charter Documents” means, with respect to any entity, the Articles of Incorporation, by-laws or other similar organizational documents of such entity (in each case, as amended).

3.2           Capitalization.

(a)           The authorized capital stock of the Company consists of (i) 200,000,000 shares of Company Common Stock, of which 21,508,253 shares are issued and outstanding as of the date hereof and (ii) 3,000 shares of preferred stock of the Company, per value $1.00 per share (“Company Preferred Stock”), none of which are issued and outstanding as of the date hereof. All issued and outstanding shares of

Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities Laws. Except as set forth on Schedule 3.2, there are no outstanding subscriptions, options, warrants, convertible securities, calls, commitments, agreements or rights (contingent or otherwise) of any character to purchase or otherwise acquire from the Company any shares of, or any securities convertible into, the capital stock of the Company. There are no outstanding dividends or other similar payments or liabilities due to holders of Company Common Stock.

(b)           Schedule 3.2(b) contains a true and complete list of the record holders of the Company Common Stock and sets forth the full name, most recent address known to the Company and number of shares of Company Common Stock owned by each.

(c)           Schedule 3.2(c) contains a true and complete list of the holders of Options and sets forth the full name and most recent address known to the Company of each Optionholder, the number of shares underlying each Option and each Option’s grant date, expiration date and exercise price.

(d)           Except for the Company Common Stock and Options set forth on Schedule 3.2(c), (i) the Company does not have outstanding securities of any kind, or (ii) the Company is not a party to any Contract obligating the Company, directly or indirectly, to issue additional securities and there is no circumstance or condition that may give rise to a claim by any Person that such Person is entitled to acquire any securities of the Company, including without limitation any options, warrants or similar agreements.

(e)           The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation, or similar rights. The Company does not have outstanding any bonds, debentures, notes or other obligations or debt securities the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter.

3.3           Subsidiaries of the Company.

(a)           Schedule 3.3(a) contains a true and complete list of the Subsidiaries of the Company and sets forth with respect to each such Subsidiary the jurisdiction of formation, the authorized and outstanding capital stock of such Subsidiary and the owner(s) of record of such outstanding capital stock. The outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary of the Company free and clear of all liens, claims, charges, security interests, mortgages, pledges, easements, conditional sale or other title retention agreements, defects in title, covenants or other restrictions of any kind, including, any restrictions on the use, voting, transfer or other attributes of ownership (collectively, “Liens”).

(b)           Each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification.

(c)           Other than the shares of capital stock set forth in Schedule 3.3(a), no Subsidiary of the Company has outstanding securities of any kind. No Subsidiary of the Company is party to any Contract obligating such Subsidiary, directly or indirectly, to issue any additional securities and there is no circumstance or condition that may give rise to a claim by any Person that such Person is entitled to acquire the securities of any such Subsidiary. No Subsidiary of the Company has outstanding or authorized any stock appreciation, phantom stock, profit participation, or similar rights.

(d)           No Subsidiary of the Company has outstanding any bonds, debentures, notes or other obligations or debt securities the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter.

(e)           Other than the Subsidiaries set forth in Schedule 3.3(a), neither the Company nor any Subsidiary of the Company, directly or indirectly, owns any securities or other interest in any corporation, partnership, joint venture or other business association or entity, or to provide funds to or make any investment.

(f)            There are no obligations, contingent or otherwise, of the Company or any Subsidiary of the Company to provide funds to or make an investment (in the form of a loan, capital contribution or otherwise) in any entity.

3.4           Authority and Enforceability.

(a)           The Company has all necessary corporate power and authority to enter into this Agreement, and, subject in the case of the consummation of the Merger to the Company Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of the consummation of the Merger to the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

(b)           As promptly as possible following execution of this Agreement, the stockholder vote required to adopt this Agreement and approve the transactions contemplated hereby will be obtained by written consent in lieu of meeting (the “Company Stockholder Approval”), and stockholders holding approximately 90% of the outstanding Company Common Stock shall execute such written consent.

(c)           The Board of Directors of the Company has, by the unanimous vote of all directors in office, (i) duly approved this Agreement, the Merger and the transactions contemplated hereby, (ii) determined that the Merger is advisable and in the best interests of the Company Stockholders and (iii) recommended that the Company Stockholders adopt this Agreement and directed that this Agreement be submitted to the Company Stockholders for adoption.

3.5           No Conflict; Authorizations.

(a)           The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, (i) violate the provisions of the Company’s or any of its Subsidiaries’ Charter Documents, (ii) violate or conflict with, or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights, or require a consent to assignment, under any Contract (A) to which the Company or any of its Subsidiaries is a party, (B) of which the Company or any of its Subsidiaries is a beneficiary or (C) by which the Company or any of its Subsidiaries or any of their respective assets is bound,  (iii) assuming compliance by the Company with the matters referred to in Schedule 3.5(b), violate or conflict with any Law, Authorization or Order applicable to the Company or any of its Subsidiaries, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy, obtain any relief under or  revoke or otherwise modify any rights held under, any such Law, Authorization or Order, or (iv) result in the creation of any Liens upon any of the assets owned or used by the Company or any of its Subsidiaries. Schedule 3.5(a) sets forth all consents, waivers, assignments and other approvals and actions that are required in connection with the transactions contemplated by this Agreement under any Contract to which the Company or any of its Subsidiaries is a party (collectively, “Consents”) in order to preserve all rights of, and benefits to, the Surviving Corporation and its Subsidiaries thereunder.

(b)           No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity or other Person, is required to be made, obtained, performed or given to or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the Merger, other than the filing of the Certificate of Merger with the Secretary of State of Nevada.

3.6           Financial Statements.

(a)           True and complete copies of the Company’s audited consolidated financial statements consisting of the consolidated balance sheet of the Company and its Subsidiaries as at December 31 in each of the years 2003 through 2005 and as of the Closing Date and the related statements of income and retained earnings, stockholders’ equity and cash flow, for the years then ended (the “Audited Financial Statements”), and unaudited consolidated financial statements consisting of the balance sheet of the Company and its Subsidiaries as at April 30, 2006 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the quarterly period then ended (the  “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”), were previously delivered to Parent.

(b)           The Financial Statements are true, complete and correct and have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the Company and its Subsidiaries, and fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the respective dates they were prepared and the results of the operations of the Company and its Subsidiaries for the periods indicated. The consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2005 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the consolidated balance sheet of the Company and its Subsidiaries as of April 30, 2006 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.”

3.7           No Undisclosed Liabilities. The Company and its Subsidiaries have no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

3.8           Taxes.

(a)           As used in this Agreement, the following words and terms have the following definitions:

(i)            “Tax” or “Taxes” means any and all Applicable Jurisdiction federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

(ii)           “Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(iii)          “Taxing Authority” means any Applicable Jurisdiction Governmental Entity having jurisdiction with respect to any Tax.

(b)           Each of the Company and its Subsidiaries has duly and timely filed all Tax Returns required to have been filed by or with respect to the Company or such Subsidiary. Each such Tax Return correctly and completely reflects all liability for Taxes and all other information required to be reported thereon in all material respects. All Taxes owed by the Company and each Subsidiary of the Company (whether or not shown on any Tax Return) have been timely paid (or, if due between the date hereof and the Closing Date, will be duly and timely paid). Each of the Company and its Subsidiaries has adequately provided for, in its books of account and related records, all liability for all unpaid Taxes, being current Taxes not yet due and payable.

(c)           Each of the Company and its Subsidiaries has withheld and timely paid all Taxes required to have been withheld and paid by it and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

(d)           Except as provided on Schedule 3.8(d), neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, nor has the Company or any of its Subsidiaries made (or had made on its behalf) any requests for such extensions. Neither the Company nor any of its Subsidiaries has waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.

(e)           Schedule 3.8(e) indicates those Tax Returns that have been audited and those Tax Returns that currently are the subject of audit. Except as set forth on Schedule 3.8(e), there is no Action now pending or threatened against or with respect to the Company or any of its Subsidiaries in respect of any Tax or any assessment or deficiency. There are no liens for Taxes (other than current Taxes not yet due and payable) upon the assets of the Company. The Company has delivered or made available to Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries since 2001.

(f)            Schedule 3.8(f) lists, as of the date of this Agreement, all jurisdictions in which the Company or any of its Subsidiaries currently files Tax Returns. No claim has been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction or that any of them must file Tax Returns.

(g)           Neither the Company nor any of its Subsidiaries has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. The Company is not a “foreign person” within the meaning of Section 1445 of the Code.

(h)           Neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make payments that would result in a nondeductible expense under Section 280G of the Code or an excise tax to the recipient of such payments pursuant to Section 4999 of the Code.

(i)            Neither the Company nor any of its Subsidiaries has agreed to or is required to make by reason of a change in accounting method prior to the Effective Time, or could be required to make by reason of a proposed or threatened change in accounting method, any adjustment under Section 481(a) of the Code. Neither the Company nor any of its Subsidiaries has been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the 5-year period ending as of the date of this Agreement. Neither the Company nor any of its Subsidiaries has received (or is subject to) any ruling from any Taxing Authority or has entered into (or is subject to) any agreement with a Taxing Authority. Each of the Company and its Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(j)            No Subsidiary of the Company that is incorporated in a non-U.S. jurisdiction has, or at any time has had, an investment in “United States property” within the meaning of Section 956(c) of the Code. No Subsidiary of the Company is, or at any time has been, a passive foreign investment company within the meaning of Section 1297 of the Code and neither the Company nor any of its Subsidiaries is a shareholder, directly or indirectly, in a passive foreign investment company. No Subsidiary of the Company that is incorporated in a non-U.S. jurisdiction is, or at any time has been, engaged in the conduct of a trade or business within the United States, or treated as or considered to be so engaged.

(k)           Except as set forth on Schedule 3.8(k), neither the Company nor any of its Subsidiaries (i) has ever been a party to any Tax allocation or sharing agreement or Tax indemnification agreement, (ii) has ever been a member of an affiliated, consolidated, condensed or unitary group, or (iii) has any liability for or obligation to pay Taxes of any other Person under Treas. Reg. 1.1502-6 (or any similar provision of Tax Law), or as transferee or successor, by contract or otherwise. Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal income tax purposes.

(l)            Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) intercompany transactions or excess loss accounts described in Treasury regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax Law), (ii) installment sale or open transaction disposition made on or prior to the Effective Time or (iii) prepaid amount received on or prior to the Effective Time.

(m)          The Company has not entered into any transaction that constitutes a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(n)           Schedule 3.8(n) lists each person who Company reasonably believes is, with respect to Company or any Affiliate of the Company, a “disqualified individual” (within the meaning of Section 280G of the Code and the Regulations thereunder).

(o)           The unpaid Taxes of Company (i) did not, as of the Balance Sheet Date and the Interim Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet or the Interim Balance Sheet, respectively, (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company in filing its Tax Returns. Since the Balance Sheet Date the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

3.9           Compliance with Law. Each of the Company and its Subsidiaries has complied in all material respects with each, and is not in violation in any material respect of, any applicable Law to which the Company or any of its Subsidiaries or its business, operations, assets or properties is or has been subject. No event has occurred and, to the Knowledge of the Company, no circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with or failure on the part of the Company or any of its Subsidiaries to comply with, any Law. Neither the Company nor any of its Subsidiaries has received notice regarding any such violation of, conflict with, or failure to comply with, any Law. Nothing in this Section 3.9 shall be deemed a representation with regard to the use of the Domain Names made by Company or its Subsidiaries including but not limited to claims of trademark infringement, cybersquatting, or personal name rights.

3.10         Authorizations. Each of the Company and its Subsidiaries owns, holds or lawfully uses in the operation of its business all Authorizations which are necessary for it to conduct its business as currently conducted or as proposed to be conducted or for the ownership and use of the assets owned or used by the Company or such Subsidiary in the conduct of its business free and clear of all Liens. Such Authorizations are valid and in full force and effect and none of such Authorizations will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement. All material Authorizations are listed in Schedule 3.10.

3.11         Title to Personal Properties. The Company or one of its Subsidiaries has good and valid title to all of such properties and assets, free and clear of all Liens other than Permitted Liens. “Permitted Liens” means (i) liens for current real or personal property taxes not yet due and payable, and (ii) workers’, carriers’ and mechanics’ or other like liens incurred in the ordinary course of business with respect to which payment is not due and that do not impair the conduct of the Company’s or any of its Subsidiaries’ business in any material respect or the present or proposed use of the affected property. With respect to personal properties and assets that are leased, the Company or one of its Subsidiaries has a valid leasehold interest in such properties and assets and all such leases are in full force and effect and constitute valid and binding obligations of the other party(ies) thereto. Neither the Company nor any of its Subsidiaries nor any other party thereto is in violation of any of the material terms of any such lease.

3.12         Real Property. Neither the Company nor any of its Subsidiaries now owns, or has ever owned, any real property.

3.13         Intellectual Property.

(a)           “Domain Names” as used in this Agreement means: domain names, used, registered by or licensed to or by the Company in all gTLD and ccTLD’s. As used in this Agreement, “Intellectual Property” means: (i) inventions (whether or not patentable), trade secrets, technical data, databases, customer lists, designs, tools, methods, processes, technology, ideas, know-how, source code, product road maps and other proprietary information and materials (“Proprietary Information”); (ii) trademarks and service marks (whether or not registered), trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith; (iii) documentation, advertising copy, marketing materials, web-sites, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by Copyright; (iv) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, design documents, flow-charts, user manuals and training materials relating thereto and any translations thereof (collectively, “Software”); and (v) all forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property set forth in clauses (i) through (iv) (“Intellectual Property Rights”), including all registrations, letters of patent, patent applications, provisional patents, design patents, PCT filings, invention disclosures and other rights to inventions or designs (“Patents”), all registered and unregistered copyrights in both published and unpublished works (“Copyrights”), all trademarks, service marks and other proprietary indicia (whether or not registered) (“Marks”), trade secret rights, mask works, moral rights or other literary property or authors rights, and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing.

(b)           Schedule 3.13(b) identifies the location of the information contained in the cd-rom containing due diligence materials, which cd-rom was provided to Parent (the “Document Production”) which lists (by name, owner, gTLD or ccTLD, registrar and expiration date) all Domain Names that are owned by the Company and/or one or more of its Subsidiaries (whether exclusively, jointly with another Person or otherwise), together with user name and password and consistent “whois” information for each Domain Name necessary to effect an efficient revision of and to each registration record. Except as described in Schedule 3.13(b), the Company or one of its Subsidiaries owns the entire right, title and interest to all Domain Names free and clear of all Liens and claims, except for those claims related to trademark or personal name rights. Except as described in Schedule 3.13(b), each Domain Name was validly and legally obtained, is validly and properly registered to Company or any of its Subsidiaries and reflects “whois” information that is accurate, correct and up-to-date and capable of transfer to Parent or an associated company.

(c)           Schedule 3.13(c) lists (by name, owner and, where applicable, registration number and jurisdiction of registration, application, certification or filing) all Intellectual Property, other than Domain Names, that is owned by the Company and/or one or more of its Subsidiaries (whether exclusively, jointly with another Person or otherwise) (together with the Domain Names, “Company Owned Intellectual Property”). Except as described in Schedule 3.13(c), the Company or one of its Subsidiaries owns the entire right, title and interest to all Company Owned Intellectual Property free and clear of all Liens.

(d)           Schedule 3.13(d) lists all licenses, sublicenses and other Contracts (“In-Bound Licenses”) pursuant to which a third party authorizes the Company or any of its Subsidiaries to use, practice any rights under, or grant sublicenses with respect to, any Intellectual Property owned by such third party, including the incorporation of any such Intellectual Property into the Company’s or any of its Subsidiaries’ products and, with respect to each In-Bound License, whether the In-Bound License is exclusive or non-exclusive.

(e)           Schedule 3.13(e) lists all licenses, sublicenses and other Contracts (“Out-Bound Licenses”),  including the rights granted to Company’s or Company’s subsidiaries customers in the ordinary course of Company’s business, pursuant to which the Company or any of its Subsidiaries authorizes a third party to use, practice any rights under, or grant sublicenses with respect to, any Company Owned Intellectual Property or pursuant to which the Company or any of its Subsidiaries grants rights to use or practice any rights under any Intellectual Property owned by a third party and, with respect to each Out-Bound License, whether the Out-Bound License is exclusive or non-exclusive.

(f)            The Company and/or one or more of its Subsidiaries (i) exclusively owns the entire right, interest and title to all Intellectual Property that is used in or necessary for the businesses of the Company and its Subsidiaries as they are currently conducted free and clear of Liens (including the design, manufacture, license and sale of all products currently under development or in production), or (ii) otherwise rightfully use or otherwise enjoy such Intellectual Property other than Domain Names pursuant to the terms of a valid and enforceable In-Bound License that is listed in Schedule 3.13(d) or that is either a “shrink-wrap” or similar commercially available end-user license or constitutes Public Software; each as set forth on Schedule 3.13(d). The Company Owned Intellectual Property, together with the Company’s and its Subsidiaries’ rights under the In-Bound Licenses listed in Schedule 3.13(d) or that are “shrink-wrap” or similar commercially available end-user licenses or any Public Software (collectively, the “Company Intellectual Property”), constitutes all the Intellectual Property used in or necessary for the operation of the Company’s and its Subsidiaries’ businesses as they are currently conducted and as proposed to be conducted. Notwithstanding the foregoing, Company and its Subsidiaries shall not be liable for any claims of Patent infringement of any kind or Intellectual Property claims by third parties with respect to the Domain Names.

(g)           Schedule 3.13(g) contains a list of all registration, maintenance and renewal fees and corresponding dates related to Patents, Marks, Copyrights and any other certifications, filings or registrations that are owned by the Company or any of its Subsidiaries (“Company Registered Items”). All registration, maintenance and renewal fees that are currently due for any Company Registered Items have been paid and all confirmation documents and certificates related to such Company Registered Items have been filed with the relevant Governmental Entity or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Items. All Company Registered Items are in good standing, held in compliance with all applicable legal requirements and enforceable by the Company and/or one or more of its Subsidiaries. Neither Company nor any of its Subsidiaries own any Patents.

(h)           Schedule 3.13(h) identifies challenges to Company Domain Name ownership within the last eighteen months. Within fourteen days after the Closing Date, Seller shall deliver to Buyer an updated Schedule 3.13(h) which shall identify the current status (including any applicable resolution) of any such challenges. Except for the challenges to Company Domain Name ownership identified the Document Production, the Company is not aware of any existing or threatened challenges with respect to the validity or enforceability of any Company Intellectual Property. Schedule 3.13(h) lists the status of any Actions before any arbitrator, court, the United States Patent and Trademark Office or any other Governmental Entity anywhere in the world. Neither the Company nor any of its Subsidiaries has Knowingly taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any Company Intellectual Property. Schedule 3.13(h) lists all previously held Company Registered Items that the Company or any of its Subsidiaries has abandoned, cancelled, forfeited or relinquished during the 12 months prior to the date of this Agreement, together with a description of the reason for same.

(i)            Except with respect to the matters identified in Schedule 3.13(i), to the Knowledge of the Company and its Subsidiaries, the Company’s or its Subsidiaries, none of the products or services currently or formerly developed manufactured, sold, distributed, provided, shipped or licensed, by the Company or any of its Subsidiaries, or which are currently under development, has infringed or infringes upon, or otherwise unlawfully used or uses, the Intellectual Property Rights of any third party. Except with respect to the matters identified in Schedule 3.13(i), to the Knowledge of the Company and its Subsidiaries, neither the Company nor any of its Subsidiaries, by conducting its business as currently conducted, has infringed or infringes upon, or otherwise unlawfully used or uses, any Intellectual Property Rights of a third party. Neither the Company nor any of its Subsidiaries has received any communication alleging that the Company or any of its Subsidiaries or any of their respective products, services, activities or operations infringe upon or otherwise unlawfully use any Intellectual Property Rights of a third party. No Action has been instituted, or, to the Company’s Knowledge, threatened, relating to any Intellectual Property formerly or currently used by the Company or any of its Subsidiaries and none of the Company Intellectual Property is subject to any outstanding Order. Except as set forth in Schedule 3.13(i), to the Company’s Knowledge, no Person has infringed or is infringing any Intellectual Property Rights of the Company or any of its Subsidiaries or has otherwise misappropriated or is otherwise misappropriating any Company Intellectual Property.

(j)            Except as listed on Schedule 3.13(j), the Company’s or any of its Subsidiaries’ Proprietary Information and the documentation thereto is current, accurate and sufficient in detail and content to identify and explain such Proprietary Information in a manner that is reasonably apparent to a person without special knowledge of such Proprietary Information. The Company and its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all Proprietary Information owned by the Company or any of its Subsidiaries that is not covered by an issued Patent. Any receipt or use by, or disclosure to, a third party of Proprietary Information owned by the Company or any of its Subsidiaries has been pursuant to the terms of binding written confidentiality agreement between the Company or such Subsidiary and such third party (“Nondisclosure Agreements”). True and complete copies of the Nondisclosure Agreements, and any amendments thereto, that have been entered into by Company or any of its Subsidiaries, have been provided to Parent. The Company and its Subsidiaries are, and to the Company’s Knowledge, all other parties thereto are, in compliance with the provisions of the Nondisclosure Agreements. The Company and its Subsidiaries are in compliance with the terms regarding confidential information of all Contracts pursuant to which a third party has disclosed to, or authorized the Company or any of its Subsidiaries to use, Proprietary Information owned by such third party. Without limiting the generality of the foregoing and except as listed on Schedule 3.13(j), the Proprietary Information of the Company and its Subsidiaries (other than Proprietary Information that is covered by an issued Patent) is not part of the public knowledge and has not been used or divulged for the benefit of any Person other than the Company and its Subsidiaries).

(k)           All current and former employees, consultants and contractors of the Company and its Subsidiaries have executed and delivered, and are in compliance with, enforceable agreements regarding the protection of Proprietary Information and providing valid written assignments of all Intellectual Property conceived or developed by such employees, consultants or contractors in connection with their services for the Company and its Subsidiaries (“Work Product Agreements”). True and complete copies of the Work Product Agreements have been provided to Parent. No current or former employee, consultant or contractor or any other Person has any right, claim or interest to any of the Company Intellectual Property.

(l)            To the Knowledge of the Company and its Subsidiaries, no employee, consultant or contractor of the Company or any of its Subsidiaries has been, is or will be, by performing services for the Company or such Subsidiary, in violation of any term of any employment, invention disclosure or assignment, confidentiality, noncompetition agreement or other restrictive covenant or any Order as a result of such employee’s, consultant’s or independent contractor’s employment by the Company or any Subsidiary or any services rendered by such employee, consultant or independent contractor.

(m)          True and complete copies of all Contracts pursuant to which the Company or any of its Subsidiaries has agreed to indemnify a third party in connection with any Intellectual Property that has been distributed, sold or licensed by the Company or any of its Subsidiaries have been provided to Parent.

(n)           Software.

(i)            The Software owned, or purported to be owned by the Company or any of its Subsidiaries (collectively, the “Company Owned Software”), was either (A) developed by employees of the Company or one or more of its Subsidiaries within the scope of their employment by the Company or such Subsidiary, (B) developed by independent contractors who have assigned all of their right, title and interest therein to the Company or one of its Subsidiaries pursuant to written agreements or (C) otherwise acquired by the Company or one of its Subsidiaries from a third party pursuant to a written agreement in which such third party assigns all of its right, title and interest therein or (D) is Public Software. None of the Company Owned Software contains any programming code, documentation or other materials or development environments that embody Intellectual Property Rights of any person other than the Company and its Subsidiaries, other than such materials obtained by the Company and its Subsidiaries from other Persons who make such materials generally available to all interested purchasers or end-users on standard commercial terms or that is Public Software.

(ii)           Each of the Company’s and its Subsidiaries’ existing and currently supported and marketed Software products performs, in all material respects, the functions described in any agreed specifications or end-user documentation or other information provided to customers of the Company or such Subsidiary on which such customers relied when licensing or otherwise acquiring such products, subject only to routine bugs and errors that can be corrected promptly by the Company or such Subsidiary in the course of providing customer support without further liability to the Company or such Subsidiary, and all of the code of such products has been developed in a manner that meets common industry practice. To the Company’s Knowledge, each of the Company’s and its Subsidiaries’ existing and currently supported and marketed Software products is free of all viruses, worms, trojan horses and material known contaminants and does not contain any bugs, errors, or problems that would substantially disrupt its operation or have a substantial adverse impact on the operation of the Software.

(iii)          The Company and its Subsidiaries have taken all actions customary in the software industry to document the Software and its operation, such that the materials comprising the Software, including the source code and documentation, have been written in a clear and professional manner so that they may be understood, modified and maintained in an efficient manner by reasonably competent programmers.

(iv)          Neither the Company nor any of its Subsidiaries has exported or transmitted Software or other material in connection with the Company’s or such Subsidiaries’ business to any country to which such export or transmission is restricted by any applicable Law, without first having obtained all necessary and appropriate Authorizations.

(v)           Neither Company nor its Subsidiaries Know of any Company Owned Software which contains any disabling codes or instructions (a “Disabling Code”), nor any virus or other intentionally created, undocumented contaminant (a “Contaminant”), that may, or may be used to, access, modify, delete, damage or disable any Systems or that may result in damage thereto. The Company and its Subsidiaries have taken reasonable steps and implemented reasonable procedures to ensure that its and their internal computer systems used in connection with the Company’s and its Subsidiaries’ business are free from Disabling Codes and Contaminants. The Software licensed by the Company is free of any Disabling Codes or Contaminants that may, or may be used to, access, modify, delete, damage or disable any of the hardware, software, databases or embedded control systems of the Company or its Subsidiaries (“Systems”) or that might result in damage thereto. The Company and its Subsidiaries have taken commercially reasonable steps to safeguard their respective Systems and restrict unauthorized access thereto.

(vi)          “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License or Lesser/Library GPL; (ii) Mozilla Public License; (iii) Netscape Public License; (iv) Sun Community Source/ Industry Standard License; (v) BSD License; and (vi) Apache License. Schedule 3.13(n) contains a description of the Public Software used by Company and its Subsidiaries.

(o)           The execution and delivery of this Agreement by the Company does not, and the consummation of the Merger (in each case, with or without the giving of notice or lapse of time, or both), will not, directly or indirectly, result in the loss or impairment of, or give rise to any right of any third party to terminate or reprice or otherwise renegotiate any of the Company’s or any of its Subsidiaries’ rights to own any of its Intellectual Property or their respective rights under any Out-Bound License or In-Bound License, nor require the consent of any Governmental Entity or other third party in respect of any such Intellectual Property.

(p)           Notwithstanding any other representation contained in this Agreement, Company and its Subsidiaries shall not be liable for any claims made by third parties asserting trademark rights or personal name rights with respect to the Domain Names after the Closing Date unless Company or its Subsidiaries had Knowledge of, but did not disclose to Parent, such claims.

3.14         Absence of Certain Changes or Events. Since the Balance Sheet Date to the date of this Agreement (with respect to the representation and warranty made as of the date of this Agreement) and to the Closing Date (with respect to the representation and warranty made as of the Closing Date), except as provided on Schedule 3.14:

(a)           there has not been any material adverse change in the business, financial condition, operations, prospects or results of operations of the Company and its Subsidiaries taken as a whole;

(b)           neither the Company nor any of its Subsidiaries has amended or otherwise modified its Charter Documents;

(c)           neither the Company nor any of its Subsidiaries has (i) increased or modified the compensation or benefits payable or to become payable to any of their respective current or former directors, employees, contractors or consultants, (ii) increased or modified any bonus, severance, termination, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any of its current or former directors, employees, contractors or consultants or (iii) entered into any employment, severance or termination agreement;

(d)           neither the Company nor any of its Subsidiaries has made any change in accounting practices;

(e)           neither the Company nor any of its Subsidiaries has made any Tax election (other than in the ordinary course of business), changed its method of Tax accounting or settled any claim for Taxes; or

(f)            neither the Company nor any of its Subsidiaries has agreed, whether in writing or otherwise, to do any of the foregoing.

3.15         Contracts.

(a)           Schedule 3.15(a) contains a complete and accurate list of each Contract or series of related Contracts to which the Company or any of its Subsidiaries is a party or is subject, or by which any of their respective assets are bound:

(i)            for the purchase of materials, supplies, goods, services, equipment or other assets;

(ii)           for the sale by the Company or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets;

(iii)          that is an employment, consulting, termination or severance Contract, other than any such Contract that is terminable at-will by the Company or any of its Subsidiaries without liability to the Company or such Subsidiary;

(iv)          that is a partnership, joint venture or similar Contract;

(v)           that is a distribution, dealer, representative or sales agency Contract;

(vi)          that is a lease of personal property, in either case which provides for payments to or by the Company or any of its Subsidiaries in excess of $100,000;

(vii)         which provides for the indemnification by the Company or any of its Subsidiaries of any Person, the undertaking by the Company or any of its Subsidiaries to be responsible for consequential damages, or the assumption by the Company or any of its Subsidiaries of any Tax, environmental or other Liability;

(viii)        with any Governmental Entity;

(ix)           that is a note, debenture, bond, equipment trust, letter of credit, loan or other Contract for Indebtedness or lending of money (other than to employees for travel expenses in the ordinary course of business) or Contract for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person;

(x)            that restricts or purports to restrict the right of the Company or any of its Subsidiaries to engage in any line of business, acquire any property, develop or distribute any product or provide any service (including geographic restrictions) or to compete with any Person or granting any exclusive distribution rights, in any market, field or territory;

(xi)           that is a collective bargaining Contract or other Contract with any labor organization, union or association; and

(xii)          that is otherwise material to the Company and its Subsidiaries as a whole and not previously disclosed pursuant to this Section 3.15.

(b)           Each Contract of the Company and its Subsidiaries is in full force and effect and valid and enforceable in accordance with its terms. Neither the Company nor any of its Subsidiaries is, and to the Company’s Knowledge, no other party thereto is, in default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any Contract, and neither the Company nor any of its Subsidiaries has given or received notice to or from any Person relating to any such alleged or potential default that has not been cured. No event has occurred which with or without the giving of notice or lapse of time, or both, may conflict with or result in a violation or breach of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Contract.

3.16         Litigation. There is no action, suit or proceeding, arbitration, litigation or Governmental Entity investigation (each, an “Action”) pending or, to the Company’s Knowledge, threatened (i) against or affecting the Company or any of its Subsidiaries or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the Merger. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action. There is no Action against any current or, to the Company’s Knowledge, former director or employee of the Company or any of its Subsidiaries with respect to which the Company or any of its Subsidiaries has or is reasonably likely to have an indemnification obligation.

3.17         Employee Benefits.

(a)           Schedule 3.17(a) sets forth a list of each employee benefit plan maintained, contributed to or required to be contributed by the Company for current or former employees or other service providers of the Company, or with respect to which the Company could incur liability under Section 4069, 4201, or 4212(c) of ERISA (each an “Employee Benefit Plan”). With respect to each Employee Benefit Plan, the Company has delivered or made available to Parent  true, complete and correct copies of the following, if any: (i) the most recent summary plan description for each  Employee Benefit Plan for which a summary plan description is required; (ii) such Employee Benefit Plan, and each trust agreement relating to such Employee Benefit Plan; (iii) the three most recent annual reports (Form 5500) for each Employee Benefit Plan for which such report is required to be filed; (iv) the actuarial reports for the last three years for each Employee Benefit Plan for which such a report is required under ERISA; and (v) the most recent determination letter (or opinion letter) issued by the Internal Revenue Service (“IRS”) with respect to each Employee Benefit Plan intended to qualify under Section 401(a) of the Code. Except as specifically provided in the foregoing documents delivered to Parent, there are no amendments to any Employee Benefit Plan that have been adopted or approved by the Company that are not reflected in the applicable Employee Benefit Plan and the Company has not undertaken to or committed to make any such amendments or to establish, adopt or approve any new Employee Benefit Plan.

(b)           With respect to the Employee Benefit Plans, there exists no event, conditions, or set of circumstances that has or will subject the Company to any liability under the terms of such Employee Benefit Plans, ERISA, the Code, or any other Law that is reasonably likely to be material or adverse.

(c)           With respect to the Employee Benefit Plans, the Company has complied, and is now in compliance, in all material respects with the applicable provisions of any Law and each Employee Benefit Plan has been administered in all material respects in accordance with its terms, including the making of all required contributions and the reflection by the Company of all required accruals on their consolidated financial statements.

(d)           The IRS has issued a favorable determination letter (or opinion letter) with respect to each Employee Benefit Plan intended to qualify under Section 401(a) of the Code and the related trust that has not been revoked, and to the Knowledge of the Company, no existing circumstances and no events have occurred that could adversely affect the qualified status of any such Employee Benefit Plan or the related trust.

(e)           With respect to any Employee Benefit Plan covered by Title I of ERISA, no non-exempt transaction prohibited by Section 406 of ERISA or Section 4975 of the Code has occurred which will cause the Company to incur a material liability under ERISA or the Code. The Company does not sponsor or contribute to any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. Neither the Company, nor any entity that, together with the Company, would be treated as a single employer under Section 414 of the Code has (i) maintained, sponsored or been required to contribute to a plan subject to Title IV of ERISA or Section 412 or 4971 of the Code or (ii) been required at any time or is required currently to contribute to any “multiemployer plan” (as defined in Section 3(37) of ERISA.

(f)            The Company has no material liability or obligations, including under or on account of an Employee Benefit Plan, arising out of the hiring of persons to provide services to the Company and treating such persons as consultants or independent contractors and not as employees of the Company.

(g)           The Company does not provide any health, life, or other welfare coverage to employees of the Company beyond termination of their employment with the Company by reason of retirement or otherwise, other than coverage as may be required under section 4980B of the Code and Part 6 of ERISA.

(h)           There are no pending or, to the Knowledge of the Company, threatened, claims, lawsuits, arbitrations or audits asserted or instituted against any Employee Benefit Plan, any fiduciary (as defined by Section 3(21) of ERISA) thereto, the Company or any employee or administrator thereof in connection with the existence, operation or administration of an Employee Benefit Plan, other than routine claims for benefits.

(i)            Neither the execution and delivery of this Agreement nor the consummation of the transactions provided for herein will (either alone or in conjunction with any other event (which event would not alone have an effect described in the following clauses (i) through (iii)) (i) cause or result in any payment, the accelerated vesting, funding or delivery of, or increase the amount or value of, any material payment or benefit to any employee, consultant, officer, director or other service provider of the Company, (ii) cause or result in the funding of any Employee Benefit Plan or (iii) cause or result in a limitation on the right of the Company to amend, merge, terminate or receive a reversion of assets from any Employee Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable by the Company in connection with the transactions provided for herein (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(j)            Neither the Company, nor any person acting on behalf of the Company, has made or entered into any legally binding commitment with, any current or former directors, officers, employees, consultants or independent contractors of the Company to the effect that, following the date hereof, (i) any benefits or compensation provided to such persons under existing Employee Benefit Plans or under any other plan or arrangement will be enhanced or accelerated, (ii) any new plans or arrangements providing benefits or compensation will be adopted, (iii) any Employee Benefit Plan will be continued for any period of time or cannot be amended or terminated at any time or for any reason, (iv) any Employee Benefit Plan will be made available to such employees, or (v) any trusts or other funding mechanisms will be required to be funded.

3.18         Related Party Transactions. Except as set forth on Schedule 3.18, there are no Contracts of any kind, written or oral, entered into by the Company or any of its Subsidiaries with, or for the benefit of, any officer, director or stockholder of the Company or, to the Knowledge of the Company, any Affiliate of any of them. To the Knowledge of the Company, none of such Persons has any material direct or indirect ownership interest in any firm or corporation with which the Company or any of its Subsidiaries has a business relationship, or with any firm or corporation that competes with the Company or any of its Subsidiaries (other than ownership of securities in a publicly traded company representing less than one percent of the outstanding stock of such company). No officer or director of the Company or any of its Subsidiaries or member of his or her immediate family or greater than 5% stockholder of the Company or, to the Knowledge of the Company, any Affiliate of any of them or any employee of the Company or any of its Subsidiaries is directly or indirectly interested in any Material Contract.

3.19         Brokers or Finders. Except as set forth on Schedule 3.19, there is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of the Company or the Company Stockholders who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

3.20         Customers. The Company has provided to Parent a true, complete and correct list, current as of the date of this Agreement, of (a) each customer of the Company, (b) the services provided to or by each customer, (c) accurate billing information for each customer, (d) the total fees paid to the Company by each customer (and/or, if applicable, any fees paid by Company to the customer) and (e) the length of time each customer has been associated with the Company. The relationship of the Company and its Subsidiaries with each customer is a good commercial working relationship and no customer has cancelled or otherwise terminated its relationship with the Company and its Subsidiaries.

3.21         Completeness of Disclosure. No representation or warranty by the Company in this Agreement, and no statement made by the Company in the Schedules, the Exhibits attached hereto or any certificate furnished or to be furnished to Parent pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement, contains or will at the Closing contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make any statement herein or therein, in light of the circumstances under which they were made, not misleading. Except as specifically set forth in this Agreement or on Schedule 3.21, there are no facts or circumstances of which the Company is aware that could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries taken as a whole.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

4.1           Organization and Good Standing. Each of Parent, Merger Sub and Tucows (each a “Tucows Party” and, collectively, the “Tucows Parties”) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except for those jurisdictions where the failure to be so qualified and in good standing would not reasonably be expected to be, individually or in the aggregate, material to Tucows and any of its Subsidiaries taken as a whole.

4.2           Capital Structure. The authorized capital stock of Tucows consists of 250,000,000 shares of Tucows Common Stock, and 1,250,000 shares of Preferred Stock, no par value (“Tucows Preferred Stock”). As of June 13, 2006, (i) 72,070,883 shares of Tucows Common Stock were issued and outstanding, all of which have been duly authorized and validly issued, and are fully paid and nonassessable, and (ii) 6,499,293 shares of Tucows Common Stock were reserved for future issuance pursuant to stock options granted and outstanding under Tucows’ stock option plans. As of the date of this Agreement, none of the shares of Tucows Preferred Stock are issued and outstanding. The shares of Tucows Common Stock issuable pursuant to the Merger have been duly authorized and reserved for issuance and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $.01 per share, 500 of which are issued and outstanding, and all of which shares are validly issued, fully paid, nonassessable and owned by Parent.

4.3           Authority and Enforceability. Each of Parent and Merger Sub has the requisite power and authority to enter into this Agreement and to consummate the Merger. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each Tucows Party. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of

Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.

4.4           No Conflicts; Authorizations.

(a)           The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance by each Tucows Party of its obligations hereunder and the consummation by the Tucows Parties of the transactions contemplated hereby will not, (i) violate the provisions of any of the Charter Documents of any of the Tucows Parties, (ii) violate any Contract to which any Tucows Party is a party, (iii) assuming compliance by Parent with the matters referred to in Section 4.4(b), violate any Law applicable to any Tucows Party on the date hereof, or (iv) result in the creation of any Liens upon any of the assets owned or used by any Tucows Party, other than such violations referred to in clauses (i), (ii) and (iii) and such Liens referred to in clause (iv) which would not reasonably be expected, individually or in the aggregate, materially to impair or delay the ability of any Tucows Party to perform its obligations under this Agreement and consummate the Merger or to be material to Tucows and its Subsidiaries taken as a whole.

(b)           No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity is required by or with respect to Parent in connection with the execution and delivery of this Agreement and the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of Nevada, (ii) such filings and approvals as may be required by Tucows under the Exchange Act of 1934 (the “Exchange Act”) and the rules of the American Stock Exchange and the Toronto Stock Exchange, and (iii) such Authorizations, Orders, registrations, declarations, filings and notices the failure to obtain or make which would not reasonably be expected to materially impair the ability of any Tucows Party to perform its obligations under this Agreement and consummate the Merger or to be material to Parent and its Subsidiaries taken as a whole.

4.5           SEC Filings; Financial Statements.

(a)           Tucows has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (“SEC”) since January 1, 2004 (collectively, the “Tucows SEC Reports”). The Tucows SEC Reports (i) at the time they were filed complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           The consolidated financial statements (including, in each case, any related notes) contained in the Tucows SEC Reports complied as to form in all material respects with the applicable rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC) and fairly presented in all material respects the consolidated financial position of Tucows and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated (subject, in the case of the unaudited financial statements, to normal year-end recurring adjustments).

4.6           Reporting Status; Eligibility to Use Form S-3. The Tucows Common Stock is registered under Section 12(b) of the Exchange Act. Tucows currently meets the “registrant eligibility” requirements set forth in the general instructions to Form S-3 to enable the registration of the Tucows Common Stock and has no knowledge of any facts or circumstances which are reasonably likely to change its compliance with such requirements or eligibility to use Form S-3.

4.7           Interim Operations of the Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.8           Financing. Tucows will have at the Effective Time sufficient funds to enable it to consummate the transactions contemplated hereby.

ARTICLE V

COVENANTS

5.1           Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, except with the prior written consent of Parent, the Company shall, and it shall cause each of its Subsidiaries to operate its business in the ordinary course and consistent with past practice. Without limiting the foregoing, the Company shall, and shall cause its Subsidiaries to:

(a)           maintain its corporate existence, pay its debts and taxes when due, pay or perform other obligations when due;

(b)           use reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing business be substantially unimpaired on the Closing Date; provided that the Company is not authorized to, and shall not, make any commitments to any of the foregoing Persons on behalf of Parent;

(c)           maintain its facilities and assets in the same state of repair, order and conditions as they are on the date hereof, reasonable wear and tear excepted;

(d)           refrain from selling or otherwise transferring, without the prior written consent of Parent, any of the Company’s or any of its Subsidiaries’ right, title or interest in or to any Domain Name;

(e)           maintain its books and records in accordance with past practice, and to use its reasonable efforts to maintain in full force and effect all Authorizations and Company policies; and

(f)            promptly notify Parent of any material event or occurrence not in the ordinary course of business.

5.2           Access to Information. Subject to the terms of the Confidentiality Agreement by and between Parent and the Company dated February 23, 2006 (the “Confidentiality Agreement”), the Company shall, and shall cause its Subsidiaries to, afford to Parent’s officers, directors, employees, accountants, counsel, consultants, advisors and agents (“Representatives”) free and full access to and the right to inspect, during normal business hours, all of the Real Property, properties, assets, records, Contracts and other documents related to the Company and its Subsidiaries, and shall permit them to consult with the officers, employees, accountants, counsel and agents of the Company and its Subsidiaries for the purpose of making such investigation of the Company and its Subsidiaries as Parent shall desire to make. The Company shall furnish to Parent all such documents and copies of documents and records and information with respect to the Company and its Subsidiaries and copies of any working papers relating thereto as Parent may request. Without limiting the foregoing, the Company shall permit, and will cause its Subsidiaries to permit, Parent and Parent’s Representatives to conduct such investigations as Parent may reasonably request to assess the environmental condition of the Real Property.

5.3           Resignations. On the Closing Date, the Company shall cause to be delivered to Parent duly signed resignations, effective immediately at the Effective Time, of all members of the boards of directors of the Company and its Subsidiaries of their positions as directors and of all officers of the Company and its Subsidiaries of their positions as officers.

5.4           Termination of Employees and Employee Benefit Plans.

(a)           Prior to the Closing Date, the Company shall terminate the employment of all Company employees listed on Schedule 5.4(a) (the “Terminated Employees”), and shall pay all amounts due to such employees in connection with their employment or termination thereof (including without limitation any severance payments, accrued vacation and similar amounts), which amounts are set forth on Schedule 5.4. From and after the Closing, the Shareholders shall be responsible for any and all amounts due to the Terminated Employees in connection with their employment or termination thereof.

(b)           Prior to the Closing Date, the Company shall terminate each of the Employee Benefit Plans listed on Schedule 3.17(a).

5.5           Termination of Real Estate Leases. Prior to the Closing Date, the Company shall make arrangements for the termination of its Lease Agreement dated November 7, 2004 (the “Real Estate Lease”) within thirty (30) days following the Closing. The Stockholders hereby agree to pay (a) the amount of any termination fees, costs, expenses or similar charges relating to the termination of the Real Estate Lease, and (b) the costs of Buyer’s use of the premises leased under the Real Estate Lease, which use shall be in the same manner as the Company prior to the Closing Date. From and after the Closing, the Shareholders shall be responsible for any and all amounts payable in connection with the Real Estate Lease or the maintenance of the premises leased thereunder.

5.6           Options. On or before the Closing, the Company shall deliver to Parent option cancellation and waiver agreements reasonably satisfactory to Parent from each Optionholder evidencing that all options of the Company have been properly terminated and are no longer outstanding.

5.7           Domain Names. The Company shall use commercially reasonable efforts to cause the Domain Names to remain effective for a period of 90 days following the Effective Time.

5.8           Consents. The Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to obtain all Consents; provided that no Indebtedness shall be repaid, except as otherwise required pursuant to the terms of any applicable loan Contract, and no Contract shall be amended nor any right thereunder be waived, and no money or other consideration shall be expended, to obtain any such Consent.

5.9           Notification of Certain Matters. The Company shall give prompt notice to Parent of any fact, event or circumstance known to it that (a) individually or taken together with all other facts, events and circumstances known to it, has had or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries taken as a whole, (b) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein, (c) the failure of any condition precedent to Parent’s and Merger Sub’s obligations, (d) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Merger, (e) any notice or other communication from any Governmental Entity in connection with the Merger or (f) any Actions commenced relating to the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.16;  provided, however, that (i) the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect any remedies available to Parent or prevent or cure any misrepresentations, breach of warranty or breach of covenant and (ii) disclosure by the Company shall not be deemed to amend or supplement the Schedules or constitute an exception to any representation or warranty.

5.10         Exclusivity. Except with respect to this Agreement and the transactions contemplated hereby, the Company agrees that it will not, and it will cause its Subsidiaries and its and their respective directors, officers, employees, Affiliates and other agents and representatives (including any investment banking, legal or accounting firm retained by it or any of them and any individual member or employee of the foregoing) (each, an “Agent”) not to: (a) initiate, encourage, solicit or seek, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including any proposal or offer to its stockholders or any of them) with respect to a merger, acquisition, consolidation, recapitalization, liquidation, dissolution, equity investment or similar transaction involving, or any purchase of all or any substantial portion of the assets or any securities of, the Company or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as a “Proposal”); (b) engage in any negotiations concerning, or provide any confidential information or data to, or have any substantive discussions with, any person relating to a Proposal; (c) otherwise facilitate or cooperate in any effort or attempt to make, implement or accept a Proposal; or (d) enter into a Contract with any Person relating to a Proposal. If the Company, any of its Subsidiaries or any Agent has provided any Person (other than Parent or the Company’s or its Subsidiaries’ Agents) with any confidential information or data relating to a Proposal, they shall request the immediate return thereof. The Company shall notify Parent immediately if any inquiries, proposals or offers related to a Proposal are received by, any confidential information or data is requested from, or any negotiations or discussions related to a Proposal are sought to be initiated or continued with, it, any of its Subsidiaries or any of their respective directors, officers, employees and Affiliates or, to its Knowledge, any other Agent. Such notice shall disclose the receipt of such inquiry or Proposal.

5.11         Company Stockholders Approval. Immediately following the execution of this Agreement, the Company shall (a) seek the Company Stockholder Approval by a majority in voting power of the issued and outstanding capital stock of the Company in the form of a written consent, and (b) mail to the Stockholders entitled thereto a notice of appraisal rights in compliance with the NRS 92A.430. Within one Business Day after the date hereof, the Company shall deliver to Parent a written consent executed by each of the persons listed on Schedule 5.11 (which persons shall constitute approximately 90% of the outstanding voting power of the Company), which written consent shall set forth the irrevocable adoption of this Agreement. Until the earlier of the Closing Date or the termination of this Agreement, each Principal Stockholder (i) shall vote all shares of Company Common Stock that are beneficially owned by him, her or it in favor of the adoption of this Agreement, the approval of the Merger and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement and (ii) agree not to vote any shares of Company Common Stock in favor of any other acquisition (whether by way of merger, consolidation, share exchange, stock purchase or asset purchase) of all or a majority of the outstanding capital stock or assets of the Company.

5.12         FIRPTA Certificate. The Company shall prepare and deliver to Parent at the Closing a properly executed statement in a form attached as Exhibit D hereto, for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3) (the “FIRPTA Certificate”).

5.13         Registration of Securities. Tucows shall file with the SEC a Registration Statement on Form S-3 registering all of the Tucows Common Stock for resale within 45 days after the Closing. Tucows will use commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as soon as practicable after filing, and in any event no later than the 120th day after the Closing. The Registration Statement shall remain effective for one year following the Closing Date (the “Registration Period”).

5.14         Post-Closing Audit. The Stockholders’ Representative and Tucows shall engage PricewaterhouseCoopers LLP, or such other independent auditor acceptable to Seller and Tucows (the “Auditor”) to prepare audited financial statements for the Business for the fiscal years ended December 31, 2004 and December 31, 2005 meeting the requirements of the SEC’s Regulation S-X (the “Additional Financial Statements”) in sufficient time for Tucows to make any required filing of the Additional Financial Statements with the SEC. Without limiting the foregoing, the Stockholders’ Representative shall use reasonable best efforts to cooperate with Tucows and the Auditor in connection with the preparation of the Additional Financial Statements and the Auditor shall be asked to perform the audit of the Additional Financial Statements and deliver its report thereon addressed to Tucows within sixty (60) days after the Closing. The Stockholders’ Representative shall be responsible for the first $25,000 of all fees, costs and expenses of the Auditor in connection with the preparation of the Additional Financial Statements, and each of the Stockholders’ Representative and Parent shall be responsible for one-half of all fees, costs and expenses of the Auditor in excess thereof. The Stockholders’ Representative shall use reasonable best efforts to provide all documentation, answer all questions of the Auditors and respond to all other requests for information by the Auditor as promptly as possible to assist the Auditor in the timely preparation o f the Additional Financial Statements.

5.15         Employee Matters. Effective as of the Closing, the Stockholders’ Representative shall assume all Liabilities of the Company and its Subsidiaries to Terminated Employees and former employees of the Company and its Subsidiaries, and their eligible dependents, in respect of health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985, the Health Insurance Portability and Accountability Act of 1996 and applicable state law.

ARTICLE VI

COVENANTS OF THE COMPANY AND PARENT

6.1           Public Announcements. Neither Parent, Merger Sub nor the Company shall make, or cause to be made, any press release or other public statement or any statement to any analyst or member of the press concerning the transactions contemplated by this Agreement without the approval of the other party hereto; provided, however, that Parent may, without such approval, but with prior notice to the Company, make such press releases or other public statements as it reasonably believes are required under the rules of The American Stock Exchange or applicable securities Laws.

6.2           Expenses. Each of Parent and the Company shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the Merger is consummated.

6.3           Further Assurances. Upon the terms and subject to the conditions hereof each of the parties hereto shall execute such documents and other instruments and take such further actions as may be reasonably required to carry out the provisions hereof and consummate the Merger and the transactions contemplated hereby.

6.4           Continued Eligibility to Use Form S-3. Throughout the Registration Period (as defined above), Tucows will timely file all reports, schedules, forms, statements and other documents required to be filed by it with the SEC under the reporting requirements of the Exchange Act, and Tucows will not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination. Tucows will take all reasonably necessary action to continue to meet, the “registrant eligibility” requirements set forth in the general instructions to Form S-3 to enable the registration of the Tucows Common Stock.

ARTICLE VII

CONDITIONS TO MERGER

7.1           Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction (or waiver by Parent in its sole discretion) of the following conditions:

(a)           No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Acquisition shall be in effect. No Law shall have been enacted or shall be deemed applicable to the Merger which makes the consummation of the Merger illegal.

(b)           The representations and warranties of the Company set forth in this Agreement shall have been true and correct at and as of the date hereof and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, and Parent shall have received a certificate dated the Closing Date signed on behalf of the Company by the President of the Company to such effect.

(c)           The Company shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the President of the Company to such effect.

(d)           There shall not have occurred any event, occurrence or change that has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries taken as a whole.

(e)           No Action shall be pending or threatened before any court or other Governmental Entity or before any other Person wherein an unfavorable Order would (i) prevent consummation of the Merger, (ii) affect adversely the right of Parent to control the Company and the Subsidiaries of the Company or (iii) restrain or prohibit Parent’s ownership or operation (or that of its Subsidiaries or Affiliates) of all or any material portion of the business or assets of the Surviving Corporation and its Subsidiaries, taken as a whole, or compel Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Surviving Corporation and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole. No such Order shall be in effect.

(f)            No Law shall have been enacted or shall be deemed applicable to the Merger which has any of the effects set forth in clauses (i) through (iii) in Section 7.2(e).

(g)           The holders of not more than twelve percent (12%) of the Company Common Stock shall have demanded and not lost or withdrawn, or shall be eligible to demand, appraisal rights.

(h)           The Company shall have obtained the Consent of each Person whose Consent is required under the Contracts set forth in Schedule 7.1(h) and shall have provided evidence of each such Consent in form and substance satisfactory to Parent.

(i)            Parent and Merger Sub shall have received a written opinion from Stradling Yocca Carlson & Rauth, counsel to the Company, addressed to Parent and Sub, dated as of the Closing Date, in the form attached as Exhibit E hereto.

(j)            The Toronto Stock Exchange shall have accepted notice of the Merger and conditionally approved the listing of the shares of common stock of Tucows comprising the Common Stock Merger Consideration.

(k)           Parent and Merger Sub shall have received option cancellation and waiver agreements from each Optionholder in form and substance reasonably satisfactory to Parent.

7.2           Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is subject to the satisfaction (or waiver by the Company in its sole discretion) of the following conditions:

(a)           No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Acquisition shall be in effect. No Law shall have been enacted or shall be deemed applicable to the Merger which makes the consummation of the Merger illegal.

(b)           The representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been true and correct at and as of the date hereof and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, and the Company shall have received a certificate dated the Closing Date signed on behalf of Parent by the President of Parent to such effect.

(c)           Parent and Merger Sub shall have performed all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the President or Chief Financial Officer of Parent to such effect.

(d)           The Company shall have received a written opinion from Morgan, Lewis & Bockius LLP, counsel to the Parent, addressed to the Company, dated as of the Closing Date, in the form attached as Exhibit F hereto.

ARTICLE VIII

TERMINATION

8.1           Termination.

(a)           This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):

(i)            by mutual written consent of Parent and the Company;

(ii)           by Parent or the Company if:

(A)                                          the Merger is not consummated on or before July 31, 2006; provided, however, that the right to terminate this Agreement under this clause (ii)(A) shall not be available to any party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; or

(B)                                           a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order or other action is final and non-appealable;

(iii)          by Parent if:

(A)                                          any condition to the obligations of Parent hereunder becomes incapable of fulfillment other than as a result of a breach by Parent of any covenant or agreement contained in this Agreement, and such condition is not waived by Parent;

(B)                                           there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.1(b) or Section 7.1(c) would not be satisfied; or

(iv)          by the Company if:

(A)                                          any condition to the obligations of the Company hereunder becomes incapable of fulfillment other than as a result of a breach by the Company of any covenant or agreement contained in this Agreement, and such condition is not waived by the Company; or

(B)                                           there has been a breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 7.2(b) or Section 7.2(c) would not be satisfied.

(b)           The party desiring to terminate this Agreement pursuant to Section 8.1(a) (ii), (iii) or (iv)  shall give written notice of such termination to the other parties hereto.

8.2           Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Company or Parent or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 9.1; provided, however, that the provisions of Section 6.1 (Public Announcements) and Section 8.3 (Remedies) and Article X of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3           Remedies. Any party terminating this Agreement pursuant to Section 8.1 shall have the right to recover damages sustained by such party as a result of any breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement or fraud or willful misrepresentation; provided, however, that the party seeking relief is not in breach of any representation, warranty, covenant or agreement contained in this Agreement under circumstances which would have permitted the other party to terminate the Agreement under Section 9.1.

ARTICLE IX

INDEMNIFICATION

9.1           Survival.

(a)           Except as set forth in Section 9.1(b), all representations and warranties contained in this Agreement, or in any certificate or other document delivered pursuant hereto, shall survive the Closing for a period of two years.

(b)           The representations and warranties of the Company contained in (i) Sections 3.1 (Organization and Good Standing), 3.2 (Capitalization), 3.4 (Authority and Enforceability), 3.19 (Brokers or Finders) shall survive indefinitely and (ii) Sections 3.8 (Taxes) shall survive the Closing until 60 days after the expiration of the applicable statute of limitations period (after giving effect to any waivers and extensions thereof) (collectively, the “Fundamental Representations and Warranties”).

(c)           The period for which a representation or warranty, covenant or agreement survives the Closing is referred to herein as the “Applicable Survival Period.”  In the event a Notice of Claim for indemnification under Section 9.2 is given within the Applicable Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim (whether or not formal legal action shall have been commenced based upon such claim) shall survive with respect to such claim until such claim is finally resolved. The Indemnitor shall indemnify the Indemnitee for all Losses (subject to the limitations set forth herein, if applicable) that the Indemnitee may incur in respect of such claim, regardless of when incurred.

9.2           Indemnification by Company Stockholders.

(a)           Subject to the limitations set forth in this Article IX, each Company Stockholder (collectively, the “Indemnitors”) shall indemnify and defend Parent and its Affiliates and their respective stockholders, members, managers, officers, directors and employees (collectively, the “Parent Indemnitees”) against, and shall hold them harmless from, any and all losses, damages, claims (including third party claims), charges, interest, penalties, taxes, diminution in value, costs and expenses (including legal, consultant, accounting and other professional fees and fees and costs incurred in enforcing rights under this Section 9.2) (collectively, “Losses”) resulting from, arising out of, or actually incurred by any Parent Indemnitee in connection with, or otherwise with respect to:

(i)            the failure of any representation and warranty or other statement by the Company contained in this Agreement or any certificate or other document furnished or to be furnished to Parent in connection with the transactions contemplated hereby to be true and correct in all respects as of the date of this Agreement and as of the Closing Date;

(ii)           any breach of any covenant or agreement of the Company contained in this Agreement or any certificate or other document furnished or to be furnished to Parent in connection with the transactions contemplated hereby;

(iii)          any Liability relating to or arising out of the business, operations or assets of the Company or any of its Subsidiaries prior to the Closing Date other than those Liabilities set forth on the Balance Sheet;

(iv)          any Dissenting Share Payments in excess of the amount of the Merger Consideration held for the Stockholders receiving such payments;

(v)           and Liability relating to or arising out of the Company’s termination of employees on or prior to the Closing Date, or the termination of any Employee Benefit Plan;

(vi)          any Liability relating to or arising out of the Company’s termination of the Real Estate Lease;

(vii)         any Liability relating to, arising out of or involving a claim, Liability or violation (including, without limitation, investigation and remediation costs and expenses) which arises out of or is based upon, any and all applicable Laws and Authorizations issued, promulgated or entered into by any Governmental Entity relating to the environment, worker health and safety, preservation or reclamation of natural resources, or to the management, handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, actual or threatened release of or exposure to hazardous substances, whether now existing or subsequently amended or enacted, to the extent that such Liability relates to or arises out of, in whole or in part, any activity occurring, condition existing, omission to act or other matter existing at or prior to the Closing;

(viii)        any Liability for Taxes (or the non-payment thereof) of the Company and its Subsidiaries in all Applicable Jurisdictions for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date, including any and all Taxes of any person  imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing; and

(ix)           any Liability (A) to any Optionholder in excess of the amount included in the Final Working Capital, and (B) relating to the matters set forth on Schedule 3.7.

(b)           The Indemnitors shall not be liable for any Loss or Losses pursuant to Section 9.2(a)(i) unless and until the aggregate amount of all Losses incurred by the Parent Indemnitees exceeds $200,000 (the “Indemnification Threshold”), in which event the Indemnitors shall be liable for all Losses from the first dollar.

(c)           The maximum liability of the Stockholders for the amount of Losses under Section 9.2(a)(i) (other than Losses with respect to the Fundamental Representations and Warranties and fraud) shall not exceed fifty percent (50%) of the amount of the Parent Note, determined after final adjustment of the Parent Note pursuant to Section 2.11 above (the “Cap”). Notwithstanding the foregoing, (i) the Stockholders’ Representative hereby agrees to jointly and severally indemnify and defend the Parent Indemnitees against, and shall hold them harmless from, any and all Losses in excess of the Cap for Losses resulting from, arising out of, or incurred by any Parent Indemnitee in connection with or otherwise with respect to (A) breaches of the Fundamental Representations and Warranties, (B) Sections 9.2(a)(ii), (iii), (iv), (v), (vi) and (ix), or (C) any fraud by the Company, the Stockholder Representative or any Stockholder, and (ii) the maximum liability of any Principal Stockholder for any Losses (other than with respect to the Fundamental Representations and Warranties and fraud) shall be the lesser of such Principal Stockholder’s proportionate share of any such Losses or such Principal Stockholder’s proportionate share of the Merger Consideration. The Parent Indemnitees may set-off against the Parent Note any Losses pursuant to Section 9.2 in accordance with the terms thereof. In the event that a Domain Name is lost because of a breach of any representation or warranty made by Company or any of its Subsidiaries the value of the Domain Name shall be deemed to be Two Thousand Five Hundred Dollars ($2,500).

(d)           For a period of thirty days after the date of this Agreement, any Stockholder may execute and deliver to Parent the joinder to Agreement and Plan of Merger in the form attached hereto as Exhibit G, pursuant to which any such Stockholder shall agree to become a Principal Stockholder under this Agreement. To the extent that Stockholders holding at least 88% of the outstanding Company Common Stock shall deliver such joinders with such thirty day period, Section 9.2(c) of this Agreement shall be amended and restated in its entirety as follows:  The maximum liability of the Stockholders for the amount of Losses under Section 9.2(a)(i) (other than with respect to the Fundamental Representations and Warranties and fraud) shall not exceed fifty percent (50%) of the amount of the Parent Note, determined after final adjustment of the Parent Note pursuant to Section 2.11 above (the “Cap”). Notwithstanding the foregoing, (i) each Principal Stockholder hereby agrees to severally and not jointly indemnify and defend the Parent Indemnitees against, and shall hold them harmless from, any and all Losses in excess of the Cap for Losses resulting from, arising out of, or incurred by any Parent Indemnitee in connection with or otherwise with respect to (A) breaches of the Fundamental Representations and Warranties, (B) Sections 9.2(a)(ii), (iii), (iv), (v) and (vi), or (C) any fraud by the Company, the Stockholder Representative or any Stockholder, and (ii) the maximum liability of any Principal Stockholder for any Losses (other than with respect to fraud, willful misrepresentation or willful breach of any representation warranty, covenant or agreement actually committed by such Principal Stockholder) shall be the lesser of such Principal Stockholder’s proportionate share of any such Losses or such Principal Stockholder’s proportionate share of the Merger Consideration. The Parent Indemnitees may set-off against the Parent Note any Losses pursuant to Section 9.2 in accordance with the terms thereof. In the event that a Domain Name is lost because of a breach of any representation or warranty made by Company or any of its Subsidiaries the value of the Domain Name shall be deemed to be Two Thousand Five Hundred Dollars ($2,500).

(e)           The adoption of this Agreement by the Company Stockholders constitutes approval of the indemnification obligations of the Company Stockholders set forth in this Article IX.

9.3           Third Party Claims.

(a)           In the event that a Parent Indemnitee receives notice of the assertion of any claim or the commencement of any Action by a third party in respect of which indemnity may be sought under the provisions of this Article IX (“Third Party Claim”), Parent shall notify the Stockholders’ Representative in writing of such Third Party Claim (“Notice of Claim”). The Notice of Claim shall set forth: (i) that a Parent Indemnitee has incurred Losses or anticipates that it will incur Losses for which such Parent Indemnitee is entitled to indemnification pursuant to this Agreement; (ii) the amount of such Losses, if known, or, if not known, an estimate of the foreseeable maximum amount of such Losses (which estimate shall not be conclusive of the final amount of such Losses); and (iii) a description of the basis for such Third Party Claim. Failure or delay in notifying the Stockholders’ Representative will not relieve the Indemnitors of any liability they may have to the Parent Indemnitee, except and only to the extent that such failure or delay causes actual harm to the Indemnitors with respect to such Third Party Claim.

(b)           Subject to the further provisions of this Section 9.3, the Stockholders’ Representative will have twenty (20) Business Days (or less if the nature of the Third Party Claim requires) from the date on which the Stockholders’ Representative received the Notice of Claim to notify the Parent Indemnitee that the Stockholders’ Representative will assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice (reasonably satisfactory to the Parent Indemnitee) and at its sole cost and expense (a “Third Party Defense”). If the Stockholders’ Representative assumes the Third Party Defense in accordance with the preceding sentence, the Indemnitors shall be conclusively deemed to have acknowledged that the Third Party Claim is within the scope of their indemnity obligation hereunder and shall hold the Parent Indemnitee harmless from and against the full amount of any Losses resulting therefrom (subject to the terms and conditions of this Agreement). Any Parent Indemnitee shall have the right to employ separate counsel in any such Action and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Indemnitors unless (A) the Stockholders’ Representative shall have failed, within the time after having been notified by the Parent Indemnitee of the existence of the Third Party Claim as provided in the first sentence of this paragraph (b), to assume the defense of such Third Party Claim, or (ii) the employment of such counsel has been specifically authorized in writing by the Stockholders’ Representative, which authorization shall not be unreasonably withheld.

(c)           The Stockholders’ Representative will not be entitled to assume the Third Party Defense if:

(i)            a Third Party Claim seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages);

(ii)           the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation;

(iii)          under applicable standards of professional conduct, a conflict on any significant issue exists between the Parent Indemnitee and the Stockholders’ Representative in respect of such Third Party Claim;

(iv)          the Third Party Claim involves a material customer or supplier of the Company or any of its Subsidiaries;

(v)           the Parent Indemnitee reasonably believes an adverse determination with respect to the Third Party Claim would be materially detrimental to or injure the Parent Indemnitee’s reputation or future business prospects;

(vi)          upon petition by the Parent Indemnitee, the appropriate court rules that the Stockholders’ Representative failed or is failing to vigorously prosecute or defend such Third Party Claim; or

(vii)         the amount of claimed Losses subject to all outstanding Notices of Claim exceeds the amount outstanding under the Parent Note at the time the Third Party Claim is made.

(d)           If by reason of the Third Party Claim a lien, attachment, garnishment or execution is placed upon any of the property or assets of such Parent Indemnitee, the Stockholders’ Representative, if it desires to exercise its right to assume such Third Party Defense, must furnish a satisfactory indemnity bond to obtain the prompt release of such lien, attachment, garnishment or execution.

(e)           If the Stockholders’ Representative assumes a Third Party Defense, it will take all steps necessary in the defense, prosecution, or settlement of such claim or litigation and the Indemnitors shall reimburse the Parent Indemnitees promptly for any and all Losses caused by or arising out of such Third Party Claim (subject to the last sentence of Section 9.3(b)). The Stockholders’ Representative will not consent to the entry of any judgment or enter into any settlement except with the written consent of the Parent Indemnitee; provided, however, the consent of the Parent Indemnitee shall not be required if all of the following conditions are met: (i) the terms of the judgment or proposed settlement include as an unconditional term thereof the giving to the Parent Indemnitee by the third party of a release of the Parent Indemnitee from all liability in respect of such Third Party Claim; (ii) there is no finding or admission of (A) any violation of Law by the Parent Indemnitee (or any Affiliate thereof), (B) any violation of the rights of any Person and (C) no effect on any other Action or claims of a similar nature that may be made against the Parent Indemnitee (or any Affiliate thereof); and (iii) the sole form of relief is monetary damages which are paid in full by the Stockholders’ Representative. The Stockholders’ Representative shall conduct the defense of the Third Party Claim actively and diligently, and the Parent Indemnitee will provide reasonable cooperation in the defense of the Third Party Claim. Notwithstanding the foregoing, the Parent Indemnitee shall have the right to pay or settle any Third Party Claim, provided that in such event, subject to the following sentence, it shall waive any right to indemnity therefor by the Indemnitors for such claim unless the Stockholders’ Representative shall have consented to such payment or settlement (such consent not to be unreasonably withheld or delayed). If the Stockholders’ Representative is not reasonably conducting the Third Party Defense in good faith, the Parent Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Stockholders’ Representative and the Indemnitors shall reimburse the Parent Indemnitee promptly for all Losses incurred in connection with such judgment or settlement.

(f)            In the event that (i) a Parent Indemnitee gives Notice of Claim to the Stockholders’ Representative and the Stockholders’ Representative fails or elects not to assume a Third Party Defense which the Stockholders’ Representative had the right to assume under this Section 9.3 or (ii) the Stockholders’ Representative is not entitled to assume the Third Party Defense pursuant to this Section 9.3, the Parent Indemnitee shall have the right, with counsel of its choice, to defend, conduct and control the Third Party  Defense, at the sole cost and expense of the Indemnitors. In each case, the Parent Indemnitee shall conduct the Third Party Defense actively and diligently, and the Stockholders’ Representative will provide reasonable cooperation in the Third Party Defense and use his commercially reasonable efforts to cause the former Company Stockholders to cooperate in the Third Party Defense. The Parent Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim on such terms as it may deem appropriate. Notwithstanding Section 10.5 hereof, in connection with any Third Party Claim, the Stockholders’ Representative hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third Party Claim is brought against any Parent Indemnitee for purposes of any claim that a Parent Indemnitee may have under this Article IX with respect to such Action or the matters alleged therein and agrees that process may be served on the Stockholders’ Representative with respect to such a claim anywhere in the world. If the Stockholders’ Representative does not elect to assume a Third Party Defense which it has the right to assume hereunder, the Parent Indemnitee shall have no obligation to do so.

9.4           Non-Third Party Claims. Parent will send a Notice of Claim to the Stockholders’ Representative promptly following discovery by any Parent Indemnitee of any matter that gives rise to a claim of indemnity pursuant hereto and that does not involve a Third Party Claim being asserted against it. Failure or delay in notifying the Stockholders’ Representative will not relieve the Indemnitors of any liability they may have to the Parent Indemnitee, except and only to the extent that such failure or delay causes actual harm to the Indemnitors with respect to such claim. The Stockholders’ Representative will reasonably cooperate and assist the Parent Indemnitee in determining the validity of the claim for indemnity.

9.5           Effect of Investigation; Waiver.

(a)           A Parent Indemnitee’s right to indemnification or other remedies based upon the representations and warranties and covenants and agreements of the Company will not be affected by any investigation, knowledge or waiver of any condition by the Parent Indemnitee. Such representations and warranties and covenants and agreements shall not be affected or deemed waived by reason of the fact that the Parent

Indemnitee knew or should have known that any representation or warranty might be inaccurate or that the Company failed to comply with any agreement or covenant. Any investigation by such party shall be for its own protection only and shall not affect or impair any right or remedy hereunder.

(b)           The waiver by any Parent Indemnitee of any condition based on the accuracy of any representation or warranty, or compliance with any covenant or agreement, will not affect any right to indemnification or other remedy based on such representations and warranties and covenants and agreements unless otherwise expressly agreed in writing by the Parent Indemnitee.

9.6           Adjustments. Whenever Indemnitor is required to indemnify and hold harmless Parent Indemnitee from and against any Losses, the Indemnitor will, subject to provisions of this Section 9, pay the Parent Indemnitee the amount of such Losses reduced by the Net Proceeds of any insurance policy actually paid to Parent Indemnitee with respect to such Damages. For purposes of this Section 9.6, “Net Proceeds” shall mean insurance proceeds actually received by Parent Indemnitee less any deductibles, co-payments, premium increases, retroactive premiums or other payment obligations (including reasonable attorneys’ fees and other costs of collection) that relates to or arises from the making of the claim or indemnification.

9.7           Exclusive Post-Closing Remedy. After the Closing, and except for any (i) non-monetary, equitable relief to which any Parent Indemnitee may be entitled; (ii) recourse provided in Section 2.10 with respect to any Net Asset Closing Adjustment; and (iii) rights or remedies that Parent Indemnitee has, or might have, at law, in equity or otherwise, against Company or its Subsidiaries based on fraud or any willful failure to fulfill any agreement or covenant, the rights and remedies set forth in this Section 9 shall constitute the sole and exclusive rights and remedies of the Parent Indemnitee under or with respect to the subject matter of this Agreement.

9.8           Liability Limitations. Claims Related to Domain Names. Notwithstanding anything to the contrary in this Agreement or otherwise, the Company and its Subsidiaries shall not be liable for, and no Parent Indemnitee shall be entitled to any recovery for any Losses related to, resulting from, arising out of or otherwise with respect to, any Third Party Claim with respect to the Domain Names after the Closing Date unless Company or its Subsidiaries had Knowledge of, but did not disclose to Parent, such Third Party Claims.

ARTICLE X

MISCELLANEOUS

10.1         Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier; (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next business day; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to Parent or Sub, to:

Tucows (Delaware) Inc.

c/o Tucows Inc.

96 Mowat Avenue

Toronto, Ontario M6K 3M1

Canada

Attn: General Counsel

Facsimile:  416.531.1257

With a required copy to:

Morgan, Lewis & Bockius, LLP

1701 Market Street

Philadelphia, Pennsylvania 19103

Attn:  Joanne R. Soslow, Esquire

Facsimile:  215.963.5001

If to the Company following the Closing, to:

Wink Jones

3445 Berkley Ave.

Boulder, CO  80305

With a required copy to:

Stradling Yocca Carlson & Rauth

660 Newport Center Drive, Suite 1600

Newport Beach, CA 92660

Attn: Bruce Feuchter, Esquire

Facsimile: 949.725.4001

If to the Stockholders’ Representative, to:

Rawleigh H. Ralls, IV

744 Spruce Street

Boulder, CO  80302

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

10.2         Amendments and Waivers.

(a)           Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that, after adoption of this Agreement by the Company Stockholders, no amendment or waiver shall be made which by Law requires further approval by the Company Stockholders without such further approval. Notwithstanding the foregoing, any amendment to Article X that adversely affects the rights of the Stockholders’ Representative in his capacity as such shall require the prior written consent of the Stockholders’ Representative.

(b)           No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c)           To the maximum extent permitted by Law, (i) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

10.3         Stockholder Representative.  By virtue of the Merger, each Stockholder hereby appoints Rawleigh H. Ralls, IV as its exclusive agent and attorney-in-fact to act on its behalf with respect to any claims, controversies, or disputes arising out of the terms of this Agreement, the Parent Note, the Interim Parent Note and any other document delivered in connection herewith or therewith, including but not limited to any dispute arising under Section 2.10 of this Agreement, and all actions taken by the Stockholder Representative pursuant to the foregoing appointment and authority shall be binding upon each Stockholder and his successors as if expressly ratified and confirmed in writing by each Stockholder. Each Stockholder further agrees that the Stockholder Representative shall have the power to (a) receive all notices and communications directed to the Stockholder Representative or the Company with respect to any claims, controversies, or disputes arising out of the terms of this Agreement, the Parent Note and the Interim Parent Note and to take any action or no action in connection therewith as it may deem appropriate and (b) to take any action  (or determine to take no action) with respect to the foregoing appointment and authority as it may deem appropriate as effectively as the Company could act itself, including the settlement or compromise of any dispute or controversy  under the indemnification provisions hereof. The authority granted hereunder is deemed to be coupled with an interest. Buyer shall have the right to rely on any actions taken or omitted to be taken by the Stockholder Representative as being the act or omission of the Stockholders, without the need for any inquiry. The Stockholders agree that the Stockholder Representative shall have no liability to the Stockholders for any loss, damage or Liability which they may incur as a result of any action taken in good faith hereunder, and the Stockholders severally agree to indemnify and hold the Stockholder Representative free and harmless against any and all loss, damage or Liability which the Stockholder Representative may sustain as a result of any action taken in good faith hereunder, including, without limitation, any legal fees and expenses.

10.4         Successors and Assigns. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors and assigns.

10.5         Governing Law. This Agreement and the Exhibits and Schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

10.6         Consent to Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of any state or federal court located in the City of Wilmington, Delaware, for the purposes of any Action arising out of this Agreement or any transaction contemplated hereby. Each party to this Agreement: expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the City of Wilmington, Delaware (and each appellate court located in the State of Delaware) in connection with any such legal proceeding; agrees that each state and federal court located in the City of Wilmington, Delaware shall be deemed to be a convenient forum; and agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the Wilmington, Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

10.7         Counterparts. This Agreement may be executed in any number of counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. The parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile signatures with original copies to follow by mail or courier service.

10.8         Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; except that in the case of Article X hereof, the Parent Indemnitees and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended third party beneficiaries of such sections and shall have the right to enforce such sections in their own names.

10.9         Entire Agreement. This Agreement and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto set forth the entire understanding of the parties hereto with respect to the Acquisition. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, other than the Confidentiality Agreement which shall continue in full force and effect in accordance with its terms.

10.10       Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

10.11       Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.12       Specific Performance. Parent and the Company each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

ARTICLE XI

DEFINITIONS

11.1         Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 11.1, or in the applicable Section of this Agreement to which reference is made in this Section 11.1.

 “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.

“Applicable Jurisdiction” means any United States, Canadian or foreign jurisdiction where the Company or any of its Subsidiaries now does or has ever done business in any manner whatsoever, including without limitation, the presence of an employee in any such jurisdiction; provided that Applicable Jurisdiction shall not include any jurisdiction where the sole and exclusive nexus of the Company or its Subsidiaries is the existence of any end user customer in such jurisdiction.

“Authorization” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity or pursuant to any Law.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in Wilmington, Delaware are authorized or required by Law to close.

“Closing Market Price” means (a) $.72 if the Closing Price is less than or equal to $.72, (b) $1.00 if the Closing Price is greater than or equal to $1.00, or (c) the Closing Price if the Closing price is greater than $.72 and less than $1.00.

“Closing Price” means the average closing price per share for Tucows Common Stock (excluding after-market trading), calculated to two decimal places, for the ten (10) trading days immediately preceding the Closing Date, as reported on The American Stock Exchange.

“Contract” means any agreement, contract, license, lease, commitment, arrangement or understanding, written or oral, including any sales order and purchase order.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Law.

“Indebtedness” means any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current Liabilities arising in the ordinary course of business, (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, and (g) any guaranty of any of the foregoing.

“Knowledge” of the Company or any similar phrase means, with respect to any fact or matter, the actual knowledge of the directors and officers of the Company.

“Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Entity.

“Option” shall mean each outstanding stock option or similar right to purchase any capital stock of the Company.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision entered, issued or rendered by any Governmental Entity.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Subsidiary” or “Subsidiaries” means, with respect to any party, any Person, of which (i) such party or any Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such party and/or by any one or more of its Subsidiaries.

“$” means United States dollars.

11.2         Other Defined Terms. The following terms have the meanings assigned to such terms in the Sections of the Agreement set forth below:

Action	3.16

Additional Financial Statements	5.14

Agent	5.10

Agreement	Preface

Applicable Survival Period	9.1(c)

Arbitration Firm	2.10(c)

Audited Financial Statements	3.6(a)

Auditor	5.14

Balance Sheet	3.6(b)

Balance Sheet Date	3.6(b)

Cap	9.2(c)

Certificates	2.3

Charter Documents	3.1(b)

Closing	1.2

Closing Date	1.2

Closing Working Capital	2.10(b)

Code	2.9

Common Stock Merger Consideration	2.1

Company	Preface

Company Common Stock	2.2(a)

Company Intellectual Property	3.13(f)

Company Option Plan	2.4

Company Owned Intellectual Property	3.13(c)

Company Owned Software	3.13(n)(i)

Company Preferred Stock	3.2(a)

Company Registered Items	3.13(g)

Company Stockholder Approval	3.4(b)

Company Stockholders	2.6

Confidential Information	2.10(d)

Confidentiality Agreement	5.2

Consents	3.5(a)

Contaminant	3.13(n)(v)

Copyrights	3.13(a)

Disabling Code	3.13(n)(v)

Dissenting Share Payments	2.8(b)

Dissenting Shares	2.8(a)

Document Production	3.13(b)

Domain Names	3.13(a)

Effective Time	1.2

Employee Benefit Plan	3.17(a)

Estimated Working Capital	2.10(a)

Estimated Working Capital Closing Adjustment	2.10(a)

Exchange Act	4.4(b)

Final Working Capital	2.10(c)

Financial Statements	3.6(a)

FIRPTA Certificate	5.12

Fundamental Representations and Warranties	9.1(b)

GAAP	3.6(b)

In-Bound Licenses	3.13(d)

Indemnification Threshold	9.2

Indemnitors	9.2

Intellectual Property	3.13(a)

Intellectual Property Rights	3.13(a)

Interim Balance Sheet	3.6(b)

Interim Balance Sheet Date	3.6(b)

Interim Financial Statements	3.6(a)

Interim Parent Note	2.1

IRS	3.17(a)

Landlord	5.5

Liabilities	3.7

Liens	3.3(a)

Losses	9.2(a)

Marks	3.13(a)

Merger	1.1

Merger Consideration	2.1

Merger Sub	Preface

Net Asset Statement	2.10(b)

Net Proceeds	9.6

Nondisclosure Agreements	3.13(j)

Notice of Claim	9.3

NRS	1.1

Optionholder	2.4

Out-Bound Licenses	3.13(e)

Parent	Preface

Parent Indemnitees	9.2

Parent Preferred Stock	4.2

Patents	3.13(a)

Per Share Cash Merger Consideration	2.2(a)

Per Share Stock Merger Consideration	2.2(a)

Permitted Liens	3.11

Principal Stockholders	Recital

Proposal	5.10

Proprietary Information	3.13(a)

Public Software	3.13(n)(vi)

Real Estate Lease	5.5

Registration Period	5.13

Representatives	5.2

SEC	4.5

Securities Act	4.5(a)

Software	3.13(a)

Stockholders’ Representative	Preface

Surviving Corporation	1.1

Systems	3.13(n)(v)

Target Working Capital	2.10(a)

Tax	3.18(a)(i)

Tax Returns	3.18(a)(ii)

Taxing Authority	3.18(a)(iii)

Terminated Employees	5.4(a)

Third Party Claim	9.3(a)

Third Party Defense	9.3(b)

Transmittal Letter	2.3(a)

Treasury Shares	2.1(a)(i)

Tucows Common Stock	2.1

Parent Note	2.1

Tucows Party	4.1

Tucows Parties	4.1

Tucows SEC Reports	4.5(a)

Warranty Losses	9.2

Work Product Agreements	3.13(k)

Working Capital	2.10(a)

11.3         Interpretation.

(a)           The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b)           The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)           When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified.

(d)           The word “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified.

(e)           A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.

(f)            Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.

(g)           The parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

(h)           All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.

11.4         Guaranty. Tucows hereby agrees to guarantee the obligations of Parent under the Parent Note and the Interim Parent Note.

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto, duly authorized as of the date first written above.

TUCOWS (DELAWARE) INC.

By:	/s/ ELLIOT NOSS
Name: Elliot Noss
Title: President

TUCOWS (NEVADA) INC.

By:	/s/ ELLIOT NOSS
Name: Elliot Noss
Title: President

MAILBANK.COM INC.

By:	/s/ RAWLEIGH H. RALLS IV
Name: Rawleigh H. Ralls IV
Title: CEO

/s/ RAWLEIGH H. RALLS IV
RAWLEIGH H. RALLS, IV individually

/s/ RAWLEIGH H. RALLS IV
RAWLEIGH H. RALLS, IV in his capacity as
Stockholders’ Representative

Solely for the purposes of Section 11.4:

TUCOWS INC.

By:	/s/ ELLIOT NOSS
Name: Elliot Noss
Title: President